Filed Pursuant to Rule 424(b)(2)
Registration No. 333-218517
PROSPECTUS SUPPLEMENT
(To Prospectus dated June 16, 2017)

Up to $34,000,000 of Common Shares
Issuable Upon the Exercise of Subscription Rights

We are distributing, at no charge, to holders of our common shares and certain of our warrants, non-transferable subscription rights to purchase up to $34,000,000 of our common shares. We refer to this offering as the rights offering. Holders of our common stock purchase warrants issued on April 6, 2017 and December 23, 2015, which we refer to as the Warrants and such holders, the Warrant holders, are eligible to participate in the rights offering on an as-exercised basis, pursuant to the terms of the Warrants. In this rights offering, you will receive one subscription right for each common share you own (or for which your Warrants could be exercised) at 5:00 p.m., Eastern Daylight Time, on August 10, 2017, or the Record Date.

Each subscription right entitles the holder thereof, at the election of such holder, to purchase our common shares at a subscription price of $1.00 per share and consists of a basic subscription right and an oversubscription right. The basic subscription right entitles holders of subscription rights to purchase, at the subscription price, 1.1608 of our common shares for each subscription right held. The oversubscription right entitles holders of subscription rights who exercise their basic subscription right in full to purchase, at the subscription price, additional common shares in an amount to be specified by such holder not to exceed (i) 1.1608 of our common shares per subscription right or (ii) such holder's oversubscription allocation (described later in this prospectus supplement). We will not issue fractional common shares in this rights offering, and holders will only be entitled to purchase a whole number of common shares, rounded down to the nearest whole number a holder would otherwise be entitled to purchase.

We have entered into a purchase agreement, which we refer to as the Purchase Agreement, with an unaffiliated investor, whom we refer to as the Committed Investor, pursuant to which the Committed Investor has agreed to purchase from us, subject to the satisfaction or waiver of certain conditions, including the timely completion of the rights offering, any shares not subscribed for under the basic subscription right, up to such number of shares that would result in the Committed Investor owning up to 40.0% of our issued and outstanding common shares following the closing of the rights offering. We refer to this commitment as the Purchase Commitment. The shares will be purchased by the Committed Investor at a price per share equal to the subscription price of the rights offering, in a private offering to be closed after the conclusion of the rights offering, or the Private Placement.

You will be able to exercise your subscription rights until 5:00 p.m., Eastern Daylight Time, on August 31, 2017, or the Expiration Date, unless we extend such Expiration Date or cancel this rights offering. Subscription rights not exercised by the final Expiration Date will expire worthless.

We are not requiring a minimum individual or overall subscription to complete the rights offering. We have engaged VStock Transfer, LLC to serve as the subscription agent, or the Subscription Agent, for the rights offering.  The Subscription Agent will hold in escrow the funds we receive from subscribers in the rights offering until we complete or cancel the rights offering or such subscriptions are validly revoked. If the rights offering does not take place for any reason, the Subscription Agent will return all subscription payments received, without interest or penalty, as soon as practicable. We have engaged VStock Transfer, LLC and Katalyst Securities LLC as information agents, or the Information Agents, for the rights offering.

You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. Our board of directors is making no recommendation regarding your exercise of the subscription rights. As a result of the terms of this offering, shareholders who do not fully exercise their rights will own, upon completion of this offering, a smaller proportional interest in us than otherwise would be the case had they fully exercised their rights.

Our common shares are listed on the Nasdaq Capital Market under the symbol "EKSO." The last reported sale price of our common stock on the Nasdaq Capital Market on August 11, 2017 was $1.47 per share.

We are an "emerging growth company" as defined under the federal securities laws, and, as such, are eligible for reduced public company reporting requirements. See "Prospectus Summary—Implications of Being an Emerging Growth Company."
Exercising the rights and investing in our common shares involves a high degree of risk. We urge you to carefully read the section entitled "Risk Factors" beginning on page S-11 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated herein by reference, and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your rights.

	Per Share (1)	Aggregate (1)
Subscription Price	$1.00	$34,000,000
Estimated Expenses	$0.01	$335,000
Net Proceeds to Us	$0.99	$33,665,000

(1)  Assuming the rights are exercised in full.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 14, 2017.

TABLE OF CONTENTS

Prospectus Supplement

Page

ABOUT THIS PROSPECTUS SUPPLEMENT	S-ii
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-iii
PROSPECTUS SUPPLEMENT SUMMARY	S-1
QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING	S-6
RISK FACTORS	S-11
USE OF PROCEEDS	S-13
CAPITALIZATION	S-14
DILUTION	S-15
PRICE RANGE OF OUR COMMON SHARES	S-16
THE RIGHTS OFFERING	S-17
PURCHASE AGREEMENT	S-24
PLAN OF DISTRIBUTION	S-26
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	S-27
EXPENSES RELATING TO THIS OFFERING	S-29
LEGAL MATTERS	S-29
EXPERTS	S-29
WHERE YOU CAN FIND MORE INFORMATION	S-29
INCORPORATION OF DOCUMENTS BY REFERENCE	S-29

Prospectus
Page

ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	2
RISK FACTORS	4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	4
ABOUT EKSO BIONICS	5
USE OF PROCEEDS	5
PLAN OF DISTRIBUTION	6
DESCRIPTION OF COMMON STOCK	8
DESCRIPTION OF PREFERRED STOCK	8
DESCRIPTION OF WARRANTS	10
DESCRIPTION OF RIGHTS	11
DESCRIPTION OF UNITS	12
CERTAIN PROVISIONS OF NEVADA LAW AND OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS	13
LEGAL MATTERS	15
EXPERTS	15
WHERE YOU CAN FIND MORE INFORMATION	15
INCORPORATION OF DOCUMENTS BY REFERENCE	15

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated June 16, 2017, including the documents incorporated by reference therein, provides more general information, some of which may not apply to the securities offered by this prospectus supplement. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the U.S. Securities and Exchange Commission, or the SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement unless otherwise specified. You should assume that the information contained in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only and that any information we have incorporated by reference or included in the accompanying prospectus is accurate only as of the date given in the document incorporated by reference or as of the date of the prospectus, as applicable, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein or in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein. We have not authorized anyone to provide you with information that is different. The information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our securities. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled "Where You Can Find More Information" and "Incorporation of Documents by Reference" in this prospectus supplement and in the accompanying prospectus.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to "Ekso," "Ekso Bionics" "the Company," "we," "us," "our," or similar references refer to Ekso Bionics Holdings, Inc. and its subsidiaries.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into each, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include all statements other than statements of historical facts contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the SEC, (iv) our beliefs regarding the potential commercial opportunity for exoskeleton technology in general and our exoskeleton products in particular, (v) our beliefs regarding potential clinical and other health benefits of our medical devices, and (vi) the assumptions underlying or relating to any statement described in points (i), (ii), (iii), (iv) or (v) above. Terms such as "may," "might," "would," "should," "could," "project," "estimate," "pro-forma," "predict," "potential," "strategy," "anticipate," "attempt," "develop," "plan," "help," "believe," "continue," "intend," "expect," "future," and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms.

The forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, our inability to obtain adequate financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, our inability to expand our business, significant government regulation of medical devices and the healthcare industry, the results of clinical studies or trials, lack of product diversification, volatility in the price of our raw materials, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and our failure to implement our business plans or strategies; and other risks, uncertainties and assumptions included in our periodic reports and in other documents that we file with the SEC, including those described in the section of this prospectus supplement captioned "Risk Factors" beginning on Page S-11.

Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus supplement or the date of the document incorporated by reference in this prospectus supplement and the accompanying prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Although we undertake no obligation to revise or update any forward-looking statements, except as required by law, you are advised to consult any additional disclosures we make in our annual reports on Form 10-K, quarterly reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC. See "Where You Can Find More Information."

S-iii

PROSPECTUS SUPPLEMENT SUMMARY
The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus supplement. We urge you to read this entire prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our common stock involves risks. Therefore, you should carefully consider the risk factors set forth in this prospectus supplement, the accompanying base prospectus and in our most recent annual and quarterly filings with the SEC before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Overview

Ekso Bionics designs, develops and sells exoskeletons that augment human strength, endurance, and mobility. Our exoskeleton technology serves multiple markets and can be used both by able-bodied users as well as by persons with physical disabilities. We have sold, rented or leased devices that (i) enable individuals with neurological conditions affecting gait (stroke and spinal cord injury) to rehabilitate and to walk again and (ii) allow industrial workers to perform heavy duty work for extended periods.

We believe the commercial opportunity for exoskeleton technology adoption is accelerating as a result of recent advancements in material technologies, electronic and electrical engineering, control technologies, and sensor and software development. Taken individually, many of these advancements have become ubiquitous in peoples' everyday lives. We believe we have learned how to integrate these existing technologies and wrap the result around a human being efficiently, elegantly and safely, supported by an industry leading intellectual property portfolio. We further believe we can do so across a broad spectrum of applications, from persons with lower limb paralysis to able-bodied users.

While we believe advancements in technology will continue driving commercial interest in and further development of exoskeleton systems, we also recognize that we are in the early stages of development of exoskeleton capabilities. In order to advance the commercialization of our exoskeleton technology, we intend to focus our efforts over the next quarters on the following key initiatives:

•
Continue to drive robotic exoskeleton rehabilitation to become the standard of care for both in-patient and out-patient rehabilitation for patients with some form of lower limb paralysis or weakness, with an enhanced focus on sales and marketing commercial execution in North America and Europe through the implementation of new processes, strategies, and results-orientation and expanding our sales and marketing footprint to Asia.

•
Continue leveraging our experience with the Ekso GT and our exoskeleton research and development work to develop our next generation medical device for use outside of a rehabilitation setting. We are striving to produce a device that will have greater functionality and levels of independence than any exoskeleton currently on the market.

•
Continue the rollout of EksoZeroG for aerial work platforms and scaffolding to reduce work-related injuries and complete our pilot and pre-production initiatives to formally introduce our EksoVest, a next generation innovation for improving overhead work. We will also continue to explore potential strategic alternatives to accelerate product and market adoption of our industrial products, on our own and/or in collaboration with others.

Recent and Other Developments

The Company has entered into a warrant repurchase and amendment agreement with certain of the holders of its Warrants issued in 2017 pursuant to which the Company has agreed to repurchase, subject to each such Warrant holder's exercise of its basic subscription right in this rights offering, up to 1.866 million Warrants at their assumed fair market value for an aggregate of approximately $2.3 million in cash.  The assumed fair market value of the Warrants issued in 2017 is based on their Black Scholes value as of August 4, 2017.  The Warrant holders who have entered into the warrant repurchase and amendment agreement with the Company have expressed their intention to exercise their subscription rights with respect to the common shares underlying their Warrants, and all or a portion of the consideration received pursuant to the warrant repurchase and amendment agreement may be used by such Warrant holders to pay the subscription price for the exercise of their subscription rights. The closing of the warrant repurchase is expected to take place immediately following the Expiration Date of the rights offering.

Corporate Information

We were incorporated under the laws of the State of Nevada in January 2012 under the name PN Med Group, Inc. and changed our name to Ekso Bionics Holdings, Inc. in December 2013. Ekso Bionics, Inc. was incorporated under the laws of the State of Delaware in January 19, 2005 and in January 2014 completed a reverse merger transaction with and became a wholly-owned subsidiary of Ekso Bionics Holdings, Inc. In connection with the reverse merger transaction and pursuant to a split-off agreement and general release, we transferred our pre-merger assets and liabilities to our pre-merger majority shareholders, in exchange for the surrender by them and cancellation of 2,497,586 shares of our common stock. As a result of the merger and split-off, we discontinued our pre-merger business and acquired the business of Ekso Bionics, and have continued the existing business operations of Ekso Bionics as a publicly-traded company under the name Ekso Bionics Holdings, Inc.

Our principal executive offices are located at 1414 Harbour Way South, Suite 1201, Richmond, California 94804 and our telephone number is (510) 984-1761.

We make available free of charge on or through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Our internet address is www.eksobionics.com. This website address is intended to be an inactive, textual reference only; none of the material on this website is part of this prospectus supplement. Copies of our annual reports on Form 10-K will be furnished without charge to any person who submits a written request directed to the attention of our Secretary, at our offices located at 1414 Harbour Way South, Suite 1201, Richmond, California, 94804. The SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups, or JOBS, Act enacted in April 2012. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act of 2002;
•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
We may take advantage of these provisions for up to five years after the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended, or the Securities Act. However, if certain events occur prior to the end of such five year period, including if we become a "large accelerated filer," our annual gross revenues exceed $1.07 billion or we issue more than $1 billion of non-convertible debt in any three year period, we would cease to be an emerging growth company prior to the end of such five year period. We will cease being an emerging growth company as of December 31, 2017.

We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of certain of the reduced disclosure obligations regarding executive compensation in the registration statement on Form S-3 of which this prospectus forms a part and may elect to take advantage of other reduced burdens in future filings. As a result, the information that we provide to our shareholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. However, we have irrevocably elected not to avail ourselves of this extended transition period for complying with new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Summary of the Rights Offering

The following summary describes the principal terms of the rights offering, but it is not intended to be a complete description of the offering. See "The Rights Offering" in this prospectus supplement for a more detailed description of the terms and conditions of the distribution of rights and the offering of our common shares. As used in this prospectus supplement in connection with the rights offering, unless the context otherwise provides, the terms "shareholders," "you" and "your" include the holders of our Warrants.

Securities Offered
We are distributing, at no charge, to holders of our common shares and Warrants as of the Record Date, non-transferable subscription rights to purchase, in the aggregate, up to 34,000,000 of our common shares at a price of $1.00 per common share.  Each holder of our common shares and Warrants as of the Record Date will receive one subscription right for each full common share owned (or issuable on exercise of the Warrants) by that holder as of the Record Date.  Each subscription right will entitle its holder to purchase from us common shares at the subscription price and consists of a basic subscription right and an oversubscription right, as described below. The subscription rights will expire worthless if they are not exercised by the Expiration Date.

Subscription Price
$1.00 per share, payable in immediately available funds.  To be effective, any payment related to the exercise of a subscription right must clear before the rights offering expires.  The subscription price to be paid by certain of our Warrant holders exercising subscription rights may be paid with cash consideration received pursuant to a warrant repurchase and amendment agreement entered into among the Company and certain holders of the Warrants issued in 2017.

Basic Subscription Right
The basic subscription right entitles holders of subscription rights to purchase, at the subscription price, 1.1608 of our common shares for each subscription right held. Holders of subscription rights may exercise the basic subscription right in whole or in part, or may choose not to exercise their subscription rights.

Oversubscription Right
The oversubscription right entitles holders of subscription rights who exercise their basic subscription right in full to purchase, at the subscription price, additional common shares in an amount to be specified by such holder not to exceed (i) 1.1608 of our common shares per subscription right or (ii) such holder's oversubscription allocation.

The oversubscription allocation is a prorated allocation of common shares subscribed for by all holders pursuant to the oversubscription right to the extent necessary to ensure that such common shares, together with common shares subscribed for by all holders pursuant to the basic subscription right and purchased pursuant to the Purchase Commitment by the Committed Investor, does not exceed the total number of common shares offered in this rights offering. Oversubscription rights will be allocated, first, pro rata according to each holder's percentage ownership of common stock prior to the rights offering and, second, pro rata according to the number of shares subscribed for by each holder pursuant to the oversubscription right.

Record Date	5:00 p.m. Eastern Daylight Time, on August 10, 2017.

Expiration Date
5:00 p.m. Eastern Daylight Time, on August 31, 2017, unless we extend the rights offering period in accordance with the terms and provisions of the Purchase Agreement. Rights not exercised by the final Expiration Date will be void, of no value and will cease to be exercisable for our common shares.

Purchase Agreement; Committed Investor
The rights offering is backstopped by Puissance Capital Management LP, the Committed Investor.

We have entered into a purchase agreement with the Committed Investor, which we refer to as the Purchase Agreement, pursuant to which the Committed Investor has agreed to purchase from us the remaining common shares, if any, that are not purchased through the exercise of basic subscription rights, in an amount up to the number of common shares that would result in the Committed Investor owning up to 40.0% of our issued and outstanding common shares following the closing of the rights offering, at a price per share equal to the subscription price in the rights offering. The shares will be issued and sold to the Committed Investor in a private offering to be closed after the conclusion of the rights offering, or the Private Placement.

There will be no fee payable to the Committed Investor pursuant to the Purchase Agreement.

The Committed Investor's obligation to fulfill its Purchase Commitment is subject to the satisfaction or waiver of certain conditions, including the timely completion of the rights offering.

The common shares issued to the Committed Investor pursuant to the Private Placement will be restricted shares and will bear a restrictive legend. The Purchase Agreement provides that common shares issued to the Committed Investor will be subject to a twelve (12) month lock-up.

We also have entered into a registration rights agreement pursuant to which we have agreed to provide certain customary registration rights to the Committed Investor with respect to the common shares that it acquires in the Private Placement.

See "Purchase Agreement."

Use of Proceeds
The net proceeds to us from this rights offering will depend on the number of subscription rights that are exercised. If each holder exercises its subscription rights in full, at a subscription price of $1.00 per share, we expect to receive net proceeds of approximately $33.7 million from this rights offering. The proceeds are expected to be used (i) to continue with clinical, sales and marketing initiatives to accelerate adoption of the Ekso in the rehabilitation market and broaden the Ekso footprint into Asia, (ii) to support research, development and commercialization activities with respect to an Ekso robotic exoskeleton for home use, and/or (iii) in the development and commercialization of able-bodied exoskeletons for industrial use, and for working capital and other general corporate purposes. See "Use of Proceeds."

Given our goal of becoming a global leader in exoskeleton, Asia represents an untapped market for Ekso Bionics. We believe demographic, regulatory and technological trends, in particular in China and Japan, will provide significant opportunities for the company's technology and with this financing we expect to expand our commercialization efforts into these markets.

Revocation
Exercises of Subscription Rights may be revoked prior to the Expiration Date of the rights offering (as such Expiration Date may be extended as provided herein) by following the instructions provided herein. See "The Rights Offering—Rights of Subscribers; Revocation."

Material U.S. Federal Income Tax Considerations	For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. You should consult your own tax advisor as to your particular tax consequences resulting from the rights offering. See "Certain Material U.S. Federal Income Tax Consequences."

Extension; Amendment; Cancellation
We may extend or otherwise amend this rights offering at any time, for any reason, in accordance with the terms and provisions of the Purchase Agreement. In addition, we may cancel the rights offering if the Purchase Agreement is terminated.

We will notify you of any cancellation, extension or amendment by issuing a press release. In the event of a material amendment to the terms of this rights offering, we will distribute an amended prospectus to shareholders of record, extend the expiration of this rights offering and offer all holders who have exercised their subscription rights a period of time to revoke their previously exercised subscription rights. If you then revoke your previously exercised subscription rights under such circumstances, the Subscription Agent will refund to you any payments you have made, without interest or deduction, as soon as practicable.

If we cancel the rights offering in whole or in part, all affected subscription rights will expire worthless, and all subscription payments received by the Subscription Agent will be returned, without interest or deduction, promptly. In addition, if we cancel the rights offering, the Private Placement will be cancelled as well.

Procedures for Exercising Subscription Rights
To exercise your subscription rights, you must take the following steps:

•          If you are a registered holder of our common stock or Warrants and you wish to participate in the rights offering, you must deliver payment and a properly completed and signed rights certificate to the Subscription Agent to be received before 5:00 p.m., Eastern Daylight Time, on August 31, 2017. In certain cases, you may be required to provide additional documentation. Promptly after the date of this prospectus supplement, the Subscription Agent will send a subscription rights certificate to each registered holder of our common shares and Warrants as of the close of business on the Record Date, based on the shareholder registry maintained at our transfer agent. You may deliver the documents and payments by hand delivery, first class mail or courier service. If you use first class mail for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•          If you are a beneficial owner of our common shares that are registered in the name of a broker, dealer, custodian bank or other nominee, or if you would rather an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., Eastern Daylight Time, on August 31, 2017.

Shares Outstanding Before the Rights Offering
25,789,159 common shares were outstanding as of the date of this prospectus supplement. The number of shares entitled to participate in the rights offering also includes an additional 3,499,820 common shares issuable upon exercise of Warrants outstanding immediately prior to the Record Date.

Shares Outstanding After Completion of the Rights Offering (assuming the rights offering is fully subscribed by existing shareholders)	59,789,159 common shares.

Fees and Expenses
We are not charging any fee or sales commission to distribute subscription rights to you or for the delivery of our common shares to you if you exercise your subscription rights. If you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees such intermediary may charge you.

No Board Recommendation Regarding Exercise of Subscription Rights
Our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to make an independent investment decision about whether to exercise your rights based on your own assessment of our business and the rights offering. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of our securities.  Please see "Risk Factors" for a discussion of some of the risks involved in investing in our common shares.

Risk Factors
Before you exercise your subscription rights to purchase our common shares, you should carefully consider the risks described in the section entitled "Risk Factors," beginning on page S-11 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference.

Transfer Agent and Registrar	The transfer agent and registrar for our common shares is VStock Transfer, LLC.

Subscription Agent	The Subscription Agent for this rights offering is VStock Transfer, LLC.

Information Agents
The Information Agents for this rights offering are VStock Transfer, LLC and Katalyst Securities LLC. Questions regarding the rights offering should be directed to VStock Transfer, LLC at (212) 828-8436 or Katalyst Securities LLC at (212) 400-6993.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING
The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our common shares, and our business.

What is a rights offering and what is being offered in this rights offering?

A rights offering is a distribution of subscription rights on a pro rata basis to all existing shareholders of a company. We are distributing to holders of our common shares and Warrants as of 5:00 p.m., Eastern Daylight Time, on August 10, 2017, the Record Date, at no charge, non-transferable subscription rights to purchase our common shares. We are including the holders of our Warrants in the rights offering on an as-exercised basis, pursuant to the terms of the Warrants as issued on April 6, 2017 and December 23, 2015. If you were a holder of our common shares or Warrants on the Record Date, you will receive one subscription right for every one of our common shares you owned (or for which your Warrants could be exercised) at such time, and each subscription right, subject to adjustments to eliminate fractional rights, entitles the holder to purchase 1.1608 of our common shares. We will not issue fractional shares of common stock in this rights offering and fractional shares will be rounded to the nearest whole share with the subscription payment price adjusted accordingly. The subscription rights will be evidenced by non-transferable subscription rights certificates.

Why are we conducting the rights offering and how will we use the proceeds?

We are conducting the rights offering to sell up to $34.0 million in aggregate principal amount of our common stock. We believe a rights offering enables existing shareholders to participate in Ekso's next financing while leveraging the interest of the Committed Investor to anchor the offering. We anticipate we will receive approximately $33.7 million in proceeds from the rights offering, after deducting expenses and assuming the offering is fully subscribed. We plan to use the proceeds (i) to continue with clinical, sales and marketing initiatives to accelerate adoption of the Ekso in the rehabilitation market and broaden the Ekso footprint into Asia, (ii) to support research, development and commercialization activities with respect to an Ekso robotic exoskeleton for home use, and/or (iii) in the development and commercialization of able-bodied exoskeletons for industrial use, and for working capital and other general corporate purposes.

What is a subscription right?

Each subscription right gives the holder the opportunity to purchase shares of our common stock at the subscription price of $1.00 per share and carries with it a basic subscription right and an oversubscription right, as described below. The holders of the subscription rights are the holders of our common stock and Warrants on the Record Date.

What is the basic subscription right?

Each subscription right has a basic subscription right to purchase from us 1.1608 of our common shares at the subscription price of $1.00 per share, subject to rounding down to the nearest whole number. You may exercise your basic subscription right, in whole or in part, or you may choose not to exercise any subscription rights.

For example, if you owned 100 common shares on the Record Date, you would be granted 100 subscription rights and you would have the right to purchase up to 116 (116.08 rounded down to the nearest whole number) common shares for $1.00 per share (or a total payment of $116.00) pursuant to the basic subscription right.

What is the oversubscription right?

If you exercise your basic subscription right in full with respect to all subscription rights you hold at the time of exercise, you will also be entitled to an oversubscription right to purchase shares not purchased by other holders under their basic subscription rights or the Committed Investor pursuant to the Purchase Commitment, subject to the limitations described below. The subscription price per share that applies to the oversubscription right is the same subscription price per share that applies to the basic subscription right. You may exercise the oversubscription right to purchase additional common shares in an amount you specify, not to exceed (i) 1.1608 of our common shares per subscription right or (ii) your oversubscription allocation.

The oversubscription allocation is a prorated allocation of common shares subscribed for by all holders pursuant to the oversubscription right to the extent necessary to ensure that such common shares, together with common shares subscribed for by all holders pursuant to the basic subscription right and purchased pursuant to the Purchase Commitment by the Committed Investor, does not exceed the total number of common shares offered in this rights offering. Oversubscription rights will be allocated, first, pro rata according to each holder's percentage ownership of common stock prior to the rights offering and, second, pro rata according to the number of shares subscribed for by each holder pursuant to the oversubscription right.  See "What are the limitations on the oversubscription right?" below.

Thus, you may purchase additional shares of our common stock by exercising the oversubscription right at a price of $1.00 per share, up to the same number of shares for which your basic subscription right may be exercised, so long as all of the basic subscription rights held by other holders of rights are not exercised in full and common shares remain available for purchase following the purchase of common shares by the Committed Investor pursuant to the Purchase Commitment.

If I exercise my basic subscription right, must I exercise my oversubscription right?

No. You may exercise your basic subscription right in full without exercising your oversubscription right.

What are the limitations on the oversubscription right?

We will not be able to satisfy your exercise of your oversubscription right (i) if all other holders of rights elect to purchase all of the shares offered under their basic subscription rights or (ii) even if the basic subscription rights are not fully exercised, if the number of shares purchased by holders under their basic subscription rights, together with the number of shares purchased by the Committed Investor pursuant to the Purchase Commitment equals the maximum number of shares that may be issued pursuant to this rights offering. We will honor oversubscription requests in full to the extent sufficient shares are available following the exercise of holders' basic subscription rights and the Committed Investor's Purchase Commitment, as applicable. If oversubscription requests exceed shares available, we will allocate available shares pro rata in proportion to each holder's percentage ownership of common stock prior to the rights offering. For example, if Holder A owned 100 shares prior to the rights offering and purchased 100 shares pursuant to its basic subscription right and Holder B owned 200 shares prior to the rights offering and purchased 200 shares pursuant to its basic subscription right, and Holder A and Holder B both exercise their respective oversubscription right and elect to each purchase an additional 100 shares, but there were only 100 total shares available to fulfill all oversubscription requests, then Holder A would receive 33.33 (or when rounded down to the nearest whole share, 33) shares and Holder B would receive 66.66 (or when rounded down to the nearest whole share, 66) shares. In the event that, after the allocation of the excess shares described above, there remain shares that have not been allocated (because of rounding or otherwise), the Subscription Agent shall allocate all remaining shares offered hereunder among those holders not allocated all of the shares for which they have exercised their oversubscription right in proportion to the number of shares subscribed for by each holder pursuant to the oversubscription right.

Each holder participating in the oversubscription must pay the full amount for all shares of common stock requested in the oversubscription no later than 5:00 p.m. Eastern Daylight Time on the Expiration Date (the same time such holder pays for the shares purchased by exercising its basic subscription right). If you render payment for a fewer number of shares of common stock than you are electing to receive in the oversubscription, you will only be eligible to receive such fewer number of shares (if those shares are available for purchase in the oversubscription). In addition, if you paid amounts with respect to the oversubscription right that are not applied to purchase shares of common stock because of prorationing, the amounts not applied to the purchase of shares will be returned to you without interest or deduction, as soon as practicable after the Expiration Date of this rights offering. Using the above example, both Holder A and Holder B must pay for the 100 shares they each elected to receive in the oversubscription no later than 5:00 p.m. Eastern Daylight Time on the Expiration Date even though each will receive only 33 and 66 shares of common stock, respectively, due to prorationing. We will refund to each of Holder A and Holder B, without interest or deduction, the difference between the amount paid by each of Holder A and Holder B for the 100 shares elected and the purchase price for the 33 and 66 shares each actually received by such holder.

What are the participation rights of the Warrant holders?

Holders of our common stock purchase warrants issued on April 6, 2017 and December 23, 2015, which we refer to as the Warrants and such holders, the Warrant holders, are entitled to participate in this rights offerings on an as-exercised basis, along with the holders of our common stock, pursuant to the terms of the Warrants. In particular, each Warrant holder is entitled to acquire the aggregate subscription rights that such Warrant holder could have received if the Warrant holder had held the number of shares of common stock acquirable upon complete exercise of the Warrant (without regard to any limitations on exercise of the Warrant) immediately before the Record Date. The subscription price to be paid by certain of our Warrant holders exercising subscription rights may be paid with cash consideration received pursuant to a warrant repurchase and amendment agreement entered into among the Company and certain holders of the Warrants issued in 2017.

In addition, holders of our common stock purchase warrants issued on January 15, 2014 have the right to receive subscription rights with respect to the common shares issuable upon exercise of such warrants, only in the event such warrants are exercised before this rights offering is canceled or completed.

Will fractional common shares be issued in the rights offering?

No. We will not issue fractional common shares in the rights offering, and holders will only be entitled to purchase a whole number of common shares.  Fractional shares will be rounded down to the nearest whole share and the subscription price paid will be adjusted accordingly.

Am I required to exercise all of the rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your basic subscription rights in full, and other holders fully exercise their basic subscription rights, the percentage of our common shares owned by other holders will increase, the relative percentage of our common shares that you own will decrease, and your voting and other rights will be diluted. In addition, if you do not exercise your basic subscription rights in full, you will not be entitled to exercise your oversubscription rights.

Why did the Company sign the Purchase Agreement with the Committed Investor in connection with the rights offering?

In order to maximize the amount of capital raised, we sought out an additional investor that has agreed to purchase any shares not purchased by our shareholders pursuant to their basic subscription rights, up to such number of shares that would result in the Committed Investor owning 40.0% of our issued and outstanding common shares following the closing of the rights offering.

What agreements have been executed with the Committed Investor?

We have entered into the Purchase Agreement and a registration rights agreement with the Committed Investor. See "Purchase Agreement" for additional information regarding these agreements.

Has our board of directors made a recommendation to our shareholders regarding the exercise of rights under the rights offering?

No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise their subscription rights risk losing their investment. We cannot assure you that the market price of our common shares will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price.  You are urged to make your decision based on your own assessment of our business and the rights offering.  You are urged to consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of our securities.  Please see the section entitled "Risk Factors" for a discussion of some of the risks involved in investing in our common shares.

How was the subscription price of $1.00 per share determined?

The subscription price was determined by a pricing committee designated by our board of directors. The main factors considered by the pricing committee included the likely cost of capital from other sources, the size and timing of the rights offering, the price at which our shareholders might be willing to participate in the rights offering and at which the Committed Investor would agree to the Purchase Commitment and the historical and current trading prices of our common shares.

The closing trading price of our common shares on August 11, 2017 was $1.47 per share. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering.

The trading price of our common shares may decline during or after this rights offering. We cannot assure you that you will be able to sell shares purchased in this rights offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock, although we reserve the right to do so, subject to the terms and provisions of the Purchase Agreement. We urge you to obtain a current quote for our common stock before exercising your subscription rights.

How soon must I act to exercise my rights?

 You may exercise your subscription rights at any time during the period which commences on August 10, 2017, and continues through the Expiration Date for this rights offering, which is 5:00 p.m., Eastern Daylight Time, on August 31, 2017, unless extended by us. We refer to this period as the Subscription Period. If you received a rights certificate and elect to exercise any or all of your subscription rights, the Subscription Agent must receive your completed and signed rights certificate and payment prior to the expiration of the rights offering, which is August 31, 2017, at 5:00 p.m., Eastern Daylight Time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your custodian bank, broker, dealer or other nominee may establish a deadline prior to 5:00 p.m., Eastern Daylight Time, on August 31, 2017 by which you must provide it with your instructions to exercise your subscription rights and pay for your shares.

Although we will make reasonable attempts to provide this prospectus supplement to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., Eastern Daylight Time, on August 31, 2017 (unless extended), whether or not we have been able to locate each person entitled to subscription rights. Although we have the option of extending the expiration of the rights offering, we currently do not intend to do so.

Can I transfer or sell my subscription rights?

No. The subscription rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else. Any subscription right not exercised by the expiration of the rights offering will expire.

Are we requiring a minimum subscription to complete the rights offering?

There is no minimum subscription requirement in the rights offering. However, we reserve the right, in our sole discretion, to cancel, extend or otherwise amend the terms of this rights offering for any reason prior to the Expiration Date. If we amend this rights offering, holders who have previously exercised their subscription rights would be entitled to revoke their previous exercise of subscription rights. We will notify you of any cancellation, extension or amendment by issuing a press release. See "Can this rights offering be cancelled, extended or amended" below.

Can this rights offering be cancelled, extended or amended?

Yes. We may extend or otherwise amend this rights offering at any time, for any reason, in accordance with the terms and provisions of the Purchase Agreement. In addition, we may cancel the rights offering if the Purchase Agreement is terminated.

We will notify you of any cancellation, extension or amendment by issuing a press release. In the event of a material amendment to the terms of this rights offering, we will distribute an amended prospectus to shareholders of record, extend the expiration of this rights offering and offer all holders who have exercised their subscription rights a period of time to revoke their previously exercised subscription rights. If you then revoke your previously exercised subscription rights under such circumstances, the Subscription Agent will refund to you any payments you have made, without interest or deduction, as soon as practicable.

If we cancel the rights offering in whole or in part, all affected subscription rights will expire worthless, and all subscription payments received by the Subscription Agent will be returned, without interest or deduction, promptly. In addition, if we cancel the rights offering, the Private Placement will be cancelled as well.

 If this rights offering is not completed, will my subscription payment be refunded to me?

 Yes. The Subscription Agent will hold all funds it receives in a segregated bank account until completion of this rights offering. If this rights offering is cancelled or is not completed for any reason, the Subscription Agent will return, without interest or deduction, as soon as practicable all subscription payments. In addition, if you paid amounts with respect to the oversubscription right which are not applied to purchase shares of common stock because of prorationing, the amounts not applied to the purchase of shares will be returned to you without interest or deduction, as soon as practicable after the Expiration Date of this rights offering. If you own shares in "street name," it may take longer for you to receive payment because the Subscription Agent will return payments through the record holder of the shares.

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus supplement, the Subscription Agent will send a subscription rights certificate to each registered holder of our common shares as of the close of business on the Record Date, based on our shareholder registry maintained at the transfer agent for our common shares. If you hold your common shares through a brokerage account, bank, or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus supplement, you must instruct your broker, bank or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, bank or other nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate, if you hold your common shares through a brokerage account, bank, or other nominee, to elect to exercise your rights.

What will happen if I choose not to exercise my subscription rights?

If you do not exercise any subscription rights, the number of our common shares you own (or for which your Warrants could be exercised) will not change. Due to the fact that shares will be purchased by other shareholders and, as applicable, the Committed Investor and as a result new shares will be issued, your percentage ownership will be diluted after the completion of the rights offering. For more information, see "How many common shares will be outstanding after the rights offering?" in this section.

How do I exercise my subscription rights?

If you are a Warrant holder or stockholder of record (meaning you hold your shares of our common stock in your name and not through a broker, dealer, bank, or other nominee) and wish to participate in the rights offering, you must take the following steps prior to the Expiration Date:

•	deliver payment to the Subscription Agent; and

•	deliver your properly completed and signed rights certificate, and any other subscription documents, to the Subscription Agent.

Please follow the payment and delivery instructions accompanying the rights certificate. Do not deliver documents to us. You are solely responsible for completing delivery to the Subscription Agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the Subscription Agent so that they are received by the Subscription Agent by 5:00 p.m., Eastern Daylight Time, on August 31, 2017. We are not responsible for subscription materials sent directly to our offices.

 If you do not indicate the number of subscription rights being exercised or do not indicate if the oversubscription rights are being exercised, or do not deliver full payment of the aggregate subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you tendered to the Subscription Agent. Any excess subscription payments received by the Subscription Agent will be returned promptly, without interest or penalty, following the expiration of the rights offering.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your common shares in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. You will not receive a rights certificate. The record holder must exercise the subscription rights on your behalf for the common shares you wish to purchase.

If you wish to purchase common shares through the rights offering, please promptly contact your broker, dealer, custodian bank or other nominee as record holder of your shares. We will ask your record holder to notify you of the rights offering. However, if you are not contacted by your broker, dealer, custodian bank or other nominee, you should promptly initiate contact with that intermediary. Your broker, dealer, custodian bank or other nominee may establish a deadline prior to the 5:00 p.m., Eastern Daylight Time, on August 31, 2017, which we established as the Expiration Date of the rights offering.

When will I receive my new shares of common stock?

 Stock certificates will not be issued for shares of our common stock purchased in this rights offering. As soon as practicable after the expiration of the Subscription Period, the Subscription Agent will arrange for issuance through DTC to each subscription rights holder of record that has validly exercised its basic subscription right, the shares of common stock purchased pursuant to the basic subscription right. Shares subscribed for pursuant to the oversubscription right will be delivered through DTC promptly after the Expiration Date of this rights offering and following the completion of the Private Placement and any pro-rations as may be necessary in the event the oversubscription requests exceed the number of shares not subscribed for pursuant to the basic subscription right or issued to the Committed Investor pursuant to the Purchase Commitment. If you are not a DTC participant, all shares that you purchase in this rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record.

After I send in my payment and rights certificate, may I change or cancel my exercise of rights?

Exercises of subscription rights may be revoked at any time prior to the Expiration Date of the rights offering. If the Expiration Date of the rights offering is extended, you may revoke your exercise of subscription rights at any time until the final Expiration Date of the rights offering, as so extended. After the Expiration Date of the rights offering, such exercises are irrevocable. See "The Rights Offering—Rights of Subscribers; Revocation."

How many common shares will be outstanding after the rights offering?

As of the date of this prospectus supplement, 25,789,159 common shares were issued and outstanding. As of the same date, an additional 3,499,820 common shares issuable upon exercise of Warrants were outstanding. Based on the number of shares of common stock outstanding as of the date of this prospectus supplement, and assuming no other transactions by us involving our common shares, if we issue 34,000,000 common shares available to be purchased in this rights offering, there will be 59,789,159 common shares outstanding following the completion of this rights offering. As a result of the rights offering, the ownership interests and voting interests of the existing shareholders that do not fully exercise their subscription rights will be diluted.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional common shares and should be considered as carefully as you would consider any other equity investment.  You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of our securities.  Among other things, you should carefully consider the risks described in the section entitled "Risk Factors" in this prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference.

What fees or charges apply if I purchase common shares?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights.  If you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your nominee may charge you.

What are the material U.S. federal income tax consequences of exercising my subscription rights?

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights.  You should consult your tax advisor as to your particular tax consequences resulting from the rights offering.  For a more detailed discussion, see the section entitled "Certain Material U.S. Federal Income Tax Consequences."

You should consult your own tax advisors concerning the U.S. federal income tax consequences of the receipt, exercise, expiration, and sale of the subscription rights in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Who is the Subscription Agent for the rights offering and to whom should I send my forms and payment?

The Subscription Agent is VStock Transfer, LLC.  If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and subscription payment to that record holder.  If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment by first class mail, hand delivery, or courier service to:

VStock Transfer, LLC 18 Lafayette Place Woodmere, New York 11598

Your payment of the subscription price must be made in United States dollars for the full number of common shares for which you are subscribing by cashier's or certified check drawn upon a United States bank payable to the Subscription Agent at the address set forth above or by wire transfer of immediately available funds to the account maintained by the Subscription Agent for the purpose of accepting subscriptions under this rights offering.  If you desire to make payment by wire transfer please see the wire instructions printed on the reverse side of the subscription rights certificate.

You are solely responsible for completing delivery to the Subscription Agent of your subscription materials.  The subscription materials must be received by the Subscription Agent on or prior to 5:00 p.m., Eastern Daylight Time, on August 31, 2017.  We urge you to allow sufficient time for delivery of your subscription materials to the Subscription Agent.

Whom should I contact if I have other questions?

If you have any questions about the rights offering or wish to request another copy of a document, please contact our Information Agents at:

VStock Transfer, LLC:	Katalyst Securities LLC:

(212) 828-8436	(212) 400-6993

 For a more complete description of the rights offering, see "The Rights Offering."

How will results of the rights offering be made public?

After the completion of the rights offering, we will issue a press release providing information regarding results of the rights offering.

RISK FACTORS
An investment in our common shares involves significant risks. Before you exercise your subscription rights and invest in our common shares, you should carefully consider, among other matters, the risks and uncertainties described below, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and accompanying notes and the information under the heading "Risk Factors" in our most recent annual report on Form 10-K and quarterly report on Form 10-Q. See "Incorporation of Documents by Reference." If any of the risks and uncertainties described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein actually occur, our business, financial condition, or results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment. Only those investors who can bear the risk of loss of their entire investment should invest in our common stock. Please note that additional risks not currently known to us or that we currently deem immaterial also may adversely affect our business, operations results of operations, financial condition and prospects.

Risks Related to this Rights Offering

The subscription price determined for the rights offering is not an indication of the fair value of our common shares.

A pricing committee designated by our board of directors determined the subscription price after considering, among other things, the likely cost of obtaining capital from other sources, the size and timing of the rights offering, and the price at which our shareholders might be willing to participate in the rights offering. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common shares to be offered in the rights offering. After the date of this prospectus supplement, our common stock may trade at prices above or below the subscription price.

The price of our common shares may decline before or after the subscription rights expire or after you exercise your subscription rights, which means that you could be committed to buying common shares above the prevailing market price.

The market price of our common shares could be subject to wide fluctuations in response to numerous factors, including the rights offering and reports on our recent performance, as well as factors that have little to do with us or our performance, and these fluctuations could materially reduce our share price. These factors include, among other things, actual or anticipated variations in our operating results and cash flow, the nature and content of our earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for similar stocks, the number of our common shares outstanding, changes in capital markets that affect the perceived availability of capital to companies in our industry, as well as general economic and market conditions, such as recessions.

We cannot assure you that the public trading market price of our common shares will not decline after you elect to exercise your subscription rights. If that occurs, you may have committed to buy common shares in the rights offering at a price greater than the prevailing market price and could have an immediate unrealized loss. Moreover, we cannot assure you that, following the exercise of your rights, you will be able to sell your common shares at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common shares. Our common shares are traded on the Nasdaq Capital Market under the symbol "EKSO," and the closing sale price of our common shares on the Nasdaq Capital Market on August 11, 2017 was $1.47 per share. There can be no assurances that the trading price of our common shares will equal or exceed the subscription price at the time of exercise or at the expiration of the Subscription Period or thereafter.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common shares.

We are not restricted from issuing additional common shares or preferred shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares or any substantially similar securities. The market price of our common shares could decline as a result of the sales of our common shares or similar securities in the market made after this offering or the perception that such sales could occur.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.
As set forth under "Use of Proceeds" herein, we currently intend to use the net proceeds from this offering (i) to continue with clinical, sales and marketing initiatives to accelerate adoption of the Ekso in the rehabilitation market and broaden the Ekso footprint into Asia, (ii) to support research, development and commercialization activities with respect to an Ekso robotic exoskeleton for home use, and/or (iii) in the development and commercialization of able-bodied exoskeletons for industrial use, and for working capital and other general corporate purposes. Accordingly, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. You may not agree with the manner in which we choose to allocate and spend the net proceeds of this offering. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

After the consummation of the rights offering and the Private Placement, a significant amount of our common shares may be concentrated in the hands of the Committed Investor, whose interests may not coincide with yours.

Upon the completion of the rights offering and the Private Placement (assuming the rights offering is not fully subscribed by our existing shareholders), the Committed Investor will own common shares representing up to 40.0% of our issued and outstanding common shares, although the percentage could be significantly lower if a substantial number of holders exercise their basic subscription rights.

The Committed Investor could have considerable influence on our corporate affairs and actions after the rights offering and the Private Placement. Your interests as a holder of our common shares may differ from the interests of the Committed Investor.

We may cancel this rights offering in accordance with the Purchase Agreement at any time prior to the expiration of the Subscription Period, and neither we nor the Subscription Agent will have any obligation to you except to return your subscription payment.

We may cancel the rights offering if the Purchase Agreement is terminated in accordance with its terms. If we cancel the rights offering in whole or in part, all affected subscription rights will expire worthless, and all subscription payments received by the Subscription Agent will be returned, without interest or deduction, promptly. We may also extend the rights offering for additional periods in accordance with the terms and provisions of the Purchase Agreement. In addition, if we cancel the rights offering, the Private Placement will be cancelled as well. If we elect to cancel this rights offering, neither we nor the Subscription Agent will have any obligation with respect to the subscription rights except to return to you, without interest or deduction, promptly any subscription payments.

You may not be able to resell any of our common shares that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the Subscription Period or be able to sell your shares at a price equal to or greater than the subscription price.

If you exercise subscription rights, you may not be able to resell the common shares purchased by exercising your subscription rights until you, or your broker, dealer, custodian bank or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a holder of the shares you purchased in this rights offering until we issue the shares to you. Although we will endeavor to issue the shares promptly after completion of this rights offering, there may be a delay between the Expiration Date and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common shares at a price equal to or greater than the subscription price.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

Shareholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the Subscription Agent prior to the Expiration Date. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the Subscription Agent prior to the expiration of the Subscription Period. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the Subscription Agent prior to the expiration of the Subscription Period. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, your payment does not clear or you otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering prior to the expiration of the Subscription Period, the Subscription Agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the Subscription Agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether the exercise of your subscription rights properly and timely follows the subscription procedures.

If you do not fully exercise your basic subscription right and this rights offering is completed, your interest in us will be significantly diluted. In addition, if you do not fully exercise your basic subscription right and the subscription price is less than the fair value of our common stock, then you would experience an immediate dilution of the aggregate fair value of your shares, which could be substantial.

We may issue up to 34,000,000 of our common shares in this rights offering. The purchase price per common share in this rights offering, which is $1.00, represents an approximately 44% discount to the volume-weighted average price of our common stock for the 15-day period ended August 11, 2017.

If you do not choose to fully exercise your basic subscription right, your percentage ownership interest in us will decrease if this rights offering is completed, and if you do not exercise your basic subscription right at all, your percentage ownership in us could decrease significantly. In addition, if you exercise your basic subscription right in full but do not exercise your oversubscription right and other shareholders exercise both their basic and oversubscription rights, the percentage of our common stock owned by those other shareholders will increase. For example, if you own 1,000,000 shares of common stock before this rights offering, or approximately 3.88% of our common stock, and you do not exercise any of your basic or oversubscription rights while all other shareholders exercise their subscription rights in full, then your percentage ownership will be reduced to approximately 1.67%. In addition, if you do not exercise your basic subscription right in full and the subscription price is less than the fair value of our common stock, you would experience immediate dilution of the value of your shares relative to what your value would have been had our common stock been issued at fair value. This dilution could be substantial.

In administering this rights offering, we will be relying on statements, representations and other information provided to us by third parties.

 In administering the exercising of rights and the pro rationing of oversubscription rights in this rights offering, we will rely on the accuracy of various statements and representations provided to us by brokers, dealers, holders of rights and other third parties. If these statements or representations are false or inaccurate, it may delay or otherwise negatively effect our or the Subscription Agent's ability to administer this rights offering in accordance with the terms and conditions described in this prospectus supplement.

USE OF PROCEEDS
 The net proceeds to us from this rights offering will depend on the number of subscription rights that are exercised. If each holder exercises its subscription rights in full, at a subscription price of $1.00 per share, we will receive gross proceeds of $34.0 million in this rights offering. We currently estimate that the expenses of the rights offering will be approximately $0.3 million. Accordingly, if each holder exercises its subscription rights in full at a subscription price of $1.00 per share, we expect to receive net proceeds of approximately $33.7 million from this rights offering.

 We intend to use the proceeds from this rights offering (i) to continue with clinical, sales and marketing initiatives to accelerate adoption of the Ekso in the rehabilitation market and broaden the Ekso footprint into Asia, (ii) to support research, development and commercialization activities with respect to an Ekso robotic exoskeleton for home use, and/or (iii) in the development and commercialization of able-bodied exoskeletons for industrial use, and for working capital and other general corporate purposes.

CAPITALIZATION
The following table sets forth our capitalization as of June 30, 2017:

•	on an actual basis; and
•
on an as adjusted basis to give effect to (i) the repurchase of 1.866 million Warrants for an aggregate of approximately $2.3 million in cash pursuant to the warrant repurchase and amendment agreement entered into with certain Warrant holders, and (ii) the sale of 34,000,000 of our common shares offered in this rights offering at a price of $1.00 per share, resulting in net proceeds of approximately $33.7 million after deducting approximately $0.3 million of estimated offering expenses.

There have been no significant adjustments to our capitalization since June 30, 2017, as so adjusted. You should read the information below in connection with the section of this prospectus supplement entitled "Use of Proceeds," the unaudited condensed consolidated financial statements and the related notes for the six months ended June 30, 2017, included in our quarterly report on Form 10-Q filed with the SEC on August 7, 2017, which is incorporated by reference herein, and the audited consolidated financial statements and related notes contained in our Annual Report on Form 10-K filed with the SEC on March 15, 2017, which is incorporated by reference herein.

	As of June 30, 2017
(In thousands, except share and per share information)	Actual	As adjusted for this offering
Cash and cash equivalents	$10,701	$42,071
Stockholders' Equity
Common stock, $0.001 par value; 71,429 shares authorized; 25,789 shares issued and outstanding at June 30, 2017	26	60
Additional paid-in capital	130,598	161,934
Accumulated other comprehensive loss	(155)	(155)
Accumulated deficit	(128,841)	(128,841)
Total stockholders' equity	1,628	32,998
Total capitalization	$1,628	$32,998

The above discussion and table excludes the following as of June 30, 2017:

•	1,592,090 shares of our common stock issuable upon the exercise of nonparticipating warrants outstanding as of June 30, 2017, at a weighted average exercise price of $11.89 per share;
•
2,537,364 shares of our common stock issuable upon the exercise of stock options outstanding as of June 30, 2017 under our Amended and Restated 2014 Equity Incentive Plan, or the 2014 Plan, at a weighted average exercise price of $6.23 per share;

•	272,373 shares of our common stock issuable upon the vesting of restricted stock units outstanding as of June 30, 2017 under our 2014 Plan;
•	1,542,762 shares of our common stock available for future issuance as of June 30, 2017 under our 2014 Plan; and
•
up to 323,276 shares of our common stock that may be issued to Equipois, LLC, or Equipois, pursuant to the asset purchase agreement entered into in connection with our acquisition of certain technologies of Equipois.

DILUTION
Purchasers of our common shares in this rights offering will experience an immediate accretion of their shares of our common stock. At June 30, 2017, we had a net tangible book value of approximately $0.7 million, or $0.03 per share of our common stock held by continuing shareholders. After giving effect to the sale of 34,000,000 of our common shares in this rights offering (assuming the rights offering is fully subscribed by our existing shareholders) and after deducting transaction and offering expenses, the pro forma net tangible book value at June 30, 2017 attributable to holders of our common shares would have been $34.3 million, or $0.57 per share of our common stock. The following table illustrates this per share accretion.

Subscription price	$1.00
Net tangible book value per share at June 30, 2017, before the rights offering	$0.03
Pro forma net tangible book value per share after giving effect to the rights offering	$0.57
Dilution in pro forma net tangible book value per share to purchasers in the rights offering	$0.43

The above discussion and table excludes the following as of June 30, 2017:

•	1,592,090 shares of our common stock issuable upon the exercise of nonparticipating warrants outstanding as of June 30, 2017, at a weighted average exercise price of $11.89 per share;
•	2,537,364 shares of our common stock issuable upon the exercise of stock options outstanding as of June 30, 2017 under our 2014 Plan at a weighted average exercise price of $6.23 per share;
•	272,373 shares of our common stock issuable upon the vesting of restricted stock units outstanding as of June 30, 2017 under our 2014 Plan;
•	1,542,762 shares of our common stock available for future issuance as of June 30, 2017 under our 2014 Plan; and
•	up to 323,276 shares of our common stock that may be issued to Equipois pursuant to the asset purchase agreement entered into in connection with our acquisition of certain technologies of Equipois.

PRICE RANGE OF OUR COMMON SHARES
Our common shares have traded on the Nasdaq Capital Market under the symbol "EKSO" since August 9, 2016. Prior to August 9, 2016, our common shares were eligible for quotation and traded on the OTC Market. The quotation of our common shares on the OTC market began on or about January 16, 2014.

The following table sets forth the high and low closing bid prices as reported on OTC Markets prior to August 9, 2016 and the high and low sales prices as reported by the Nasdaq Capital Market since August 9, 2016 for our common shares for the periods indicated. The OTC Markets quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. All prices shown have been adjusted to give effect to the one-for-seven reverse stock split of our common shares completed on May 4, 2016.

Year Ended	High	Low
December 31, 2016	$8.54	$3.45
December 31, 2015	$16.38	$6.51
December 31, 2014 (beginning January 16, 2014)	$1.09	$0.11

Quarter Ended	High	Low
June 30, 2017	$3.80	$0.99
March 31, 2017	$4.50	$2.53
December 31, 2016	$6.38	$3.85
September 30, 2016	$6.79	$3.45
June 30, 2016	$7.18	$4.01
March 31, 2016	$8.54	$4.55
December 31, 2015	$10.08	$7.07
September 30, 2015	$11.06	$6.51
June 30, 2015	$16.38	$7.00
March 31, 2015	$11.20	$8.05

Month	High	Low
August 2017 (through and including August 11, 2017)	$2.01	$1.47
July 2017	$2.45	$1.40
June 2017	$2.68	$1.03
May 2017	$2.97	$0.99
April 2017	$3.80	$2.79
March 2017	$4.50	$2.53
February 2017	$4.22	$3.17

THE RIGHTS OFFERING
The Subscription Rights

We are distributing to holders of our common stock and Warrants (consisting of our common stock purchase warrants issued on April 6, 2017 and December 23, 2015) as of 5:00 p.m., Eastern Daylight Time, on August 10, 2017, which is the Record Date for this rights offering, at no charge, non-transferable subscription rights to purchase our common shares. If you were a holder of our common shares or Warrants at that time, you received one subscription right for every common share you owned (or for which your Warrants could be exercised) as of 5:00 p.m., Eastern Daylight Time, on the Record Date. The subscription rights will be evidenced by subscription rights certificates. Subscription rights may be exercised at any time during the Subscription Period, which commences on August 10, 2017, and continues through the Expiration Date for this rights offering, which is 5:00 p.m., Eastern Daylight Time, on August 31, 2017. You are not required to exercise any of your subscription rights.

Basic Subscription Right

 Each subscription right has a basic subscription right that will entitle you to purchase 1.1608 shares of our common stock at a subscription price of $1.00 per share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

Oversubscription Right

If you exercise your basic subscription right in full with respect to all subscription rights you hold at the time of exercise, you will also be entitled to an oversubscription right to purchase any shares not purchased by other holders under their basic subscription rights or the Committed Investor pursuant to the Purchase Commitment. The oversubscription right will entitle you to purchase such number of common shares equal to the lesser of (i) 1.1608 of our common shares per subscription right and (ii) the result of a prorated allocation of common shares subscribed for by all holders pursuant to the oversubscription right to the extent necessary to ensure that such common shares, together with common shares subscribed for by all holders pursuant to the basic subscription right and purchased pursuant to the Purchase Commitment by the Committed Investor, does not exceed the total number of common shares offered in this rights offering. Oversubscription rights will be allocated, first, pro rata according to each holder's percentage ownership of common stock prior to the rights offering and, second, pro rata according to the number of shares subscribed for by each holder pursuant to the oversubscription right. If you have fully exercised your basic subscription right, you will be eligible to exercise the oversubscription right. The subscription price per share that applies to the oversubscription right is the same subscription price per share that applies to the basic subscription right. Thus, you may purchase additional shares of our common stock by exercising the oversubscription right at a price of $1.00 per share so long as all of the basic subscription rights held by other holders of rights are not exercised in full and common shares remain available for purchase following the purchase of common shares by the Committed Investor pursuant to the Purchase Commitment.

 You may exercise your oversubscription right only if you exercise your basic subscription right in full with respect to all subscription rights you hold at the time of exercise. However, you may exercise your basic subscription right in full without exercising your oversubscription right. To determine if you have fully exercised your basic subscription right, we will consider only the basic subscription right held by you in the same capacity at the time of exercise. For example, if you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own jointly with your spouse, you may exercise your oversubscription right with respect to the subscription rights you own individually, as long as you fully exercise your basic subscription right with respect to your individually owned subscription rights. You will not, however, be able to exercise the oversubscription right you own collectively with your spouse unless the basic subscription right collectively owned by you and your spouse is fully exercised. You do not have to subscribe for any shares under the basic subscription right owned jointly with your spouse to exercise your individual oversubscription right.

 When you complete the portion of your subscription rights certificate to exercise your oversubscription right, you will be representing and certifying that you have fully exercised your basic subscription right as to the rights you hold in that capacity at the time of exercise. You must exercise your oversubscription right at the same time you exercise your basic subscription right in full. You must fully exercise you basic subscription right for all subscription rights you hold at the time of exercise in order to exercise your oversubscription right.

 If holders exercise oversubscription rights for more shares than are available to be purchased pursuant to the oversubscription rights, we will allocate the shares of our common stock to be issued pursuant to the exercise of the oversubscription right pro rata among those oversubscribing holders. "Pro rata" means to each oversubscribing holder based on such holder's percentage ownership of common stock prior to the rights offering. For example, if Holder A owned 100 shares prior to the rights offering and purchased 100 shares pursuant to its basic subscription right and Holder B owned 200 shares prior to the rights offering and purchased 200 shares pursuant to its basic subscription right, and Holder A and Holder B both exercise their respective oversubscription rights and elect to each purchase an additional 100 shares, but there were only 100 total shares available to fulfill all oversubscription requests, then Holder A would receive 33.33 (or when rounded down to the nearest whole share, 33) shares and Holder B would receive 66.66 (or when rounded down to the nearest whole share, 66) shares. In the event that, after the allocation of the excess shares described above, there remain shares that have not been allocated (because of rounding or otherwise), the Subscription Agent shall allocate all remaining shares offered hereunder among those holders not allocated all of the shares for which they have exercised their oversubscription right in proportion to the number of shares subscribed for by each holder pursuant to the oversubscription right. Each holder participating in the oversubscription must pay the full amount for all shares of common stock requested in the oversubscription no later than 5:00 p.m. Eastern Daylight Time on the Expiration Date (the same time such holder pays for the shares purchased by exercising its basic subscription right). If you render payment for a fewer number of shares of common stock than you are electing to receive in the oversubscription, you will only be eligible to receive such fewer number of shares (if those shares are available for purchase in the oversubscription).

If there is a pro rata allocation of the remaining shares of our common stock and you would otherwise receive an allocation of a greater number of shares than you subscribed for under your oversubscription right, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their oversubscription right. If you are not allocated the full amount of shares for which you over-subscribe, you will receive a refund of the subscription price, without interest or deduction, that you delivered for those shares of our common stock that are not allocated to you. The Subscription Agent will mail such refunds as soon as practicable after the completion of this rights offering. Using the above example, both Holder A and Holder B must pay for the 100 shares they each elected to receive in the oversubscription no later than 5:00 p.m. Eastern Daylight Time on the Expiration Date even though each will receive only 33 and 66 shares of common stock, respectively, due to prorationing. We will refund to each of Holder A and Holder B, without interest or deduction, the difference between the amount paid by each of Holder A and Holder B for the 100 shares elected and the purchase price for the 33 and 66 shares each actually received by such holder.

 In order to exercise the oversubscription right, brokers, dealers, custodian banks and other nominee subscription rights holders who exercise the oversubscription right on behalf of beneficial owners must certify to the Subscription Agent and to us with respect to each beneficial owner:

•	the number of subscription rights exercised under the basic subscription right; and

•	the number of shares subscribed for under the oversubscription right.

If your shares are held by a broker, dealer, custodian bank or other nominee in book-entry form through DTC, then, in addition to the other materials required to be submitted to the Subscription Agent to exercise your subscription rights, a Nominee Holder Certification will also be required. See "—Notice To Brokers and Nominees."

Purchase Agreement

We have entered into the Purchase Agreement with the Committed Investor. The Committed Investor has agreed to acquire from us in the Private Placement, subject to the satisfaction or waiver of certain conditions, including the timely completion of the rights offering, any shares not subscribed for under the basic subscription right, up to such number of shares that would result in the Committed Investor owning 40.0% of our issued and outstanding common shares following the closing of the rights offering. For more information, see the section entitled "Purchase Agreement" of this prospectus supplement.

No Fractional Shares Will Be Issued

We will not issue fractional shares in the rights offering. Fractional common shares resulting from the exercise of the basic subscription right or the oversubscription right will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. You may only exercise your subscription rights to purchase, at the subscription price, a whole number of shares, rounded down to the nearest whole number you are otherwise entitled to purchase. For example, if you owned 100 common shares as of 5:00 p.m. on the Record Date, you would receive 100 subscription rights, which would entitle you to purchase 116 shares (when rounded down to the nearest whole share) at the subscription price of $1.00 per share.

Subscription Price

The subscription price was determined by a pricing committee designated by our board of directors. The main factors considered by the pricing committee included the likely cost of capital from other sources, the size and timing of the rights offering, the price at which our shareholders might be willing to participate in the rights offering and at which the Committed Investor would agree to the Purchase Commitment and the historical and current trading prices of our common shares.

The closing trading price of our common shares on August 11, 2017 was $1.47 per share. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering.

The trading price of our common shares may decline during or after this rights offering. We cannot assure you that you will be able to sell shares purchased in this rights offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock, although we reserve the right to do so, subject to the terms and provisions of the Purchase Agreement. We urge you to obtain a current quote for our common stock before exercising your subscription rights.

Expiration Time and Date

The subscription rights will expire at 5:00 p.m., Eastern Daylight Time, on August 31, 2017, unless we extend the Subscription Period and consequently the initial Expiration Date. After the expiration of the Subscription Period, all unexercised subscription rights will be null and void. We will not be obligated to honor any purported exercise of subscription rights which the Subscription Agent receives after the expiration of this rights offering, regardless of when you sent the documents regarding that exercise. Any subscription payments received for shares not allocated or validly purchased will be returned, promptly following the Expiration Date.

Cancellation; Extensions; Amendments

We may cancel, extend or otherwise amend this rights offering in accordance with the terms and provisions of the Purchase Agreement.

If we cancel the rights offering in whole or in part, all affected subscription rights will expire worthless, and all subscription payments received by the Subscription Agent will be returned, without interest or deduction, promptly. In addition, if we cancel the rights offering, the Private Placement will be cancelled as well.

We will notify you of any cancellation, extension or amendment by issuing a press release. In the event of a material amendment to the terms of this rights offering, we will distribute an amended prospectus to shareholders of record, extend the expiration of this rights offering and offer all holders who have exercised their subscription rights a period of time to revoke their previously exercised subscriptions. If we cancel this rights offering, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by the Subscription Agent will be returned, without interest or deduction, as soon as practicable.

Reasons for this Rights Offering

After weighing the factors discussed above and the effect of the additional capital that may be generated by the sale of shares pursuant to the rights offering, our board of directors determined that the rights offering is in the best interests of the Company and its shareholders. We believe a rights offering enables existing shareholders to participate in Ekso's next financing while leveraging the interest of the Committed Investor to anchor the offering. As described in the section of this prospectus entitled "Use of Proceeds," we are conducting the rights offering to raise approximately $33.7 million in equity capital, after expenses, which is expected to be primarily used (i) to continue with clinical, sales and marketing initiatives to accelerate adoption of the Ekso in the rehabilitation market and broaden the Ekso footprint into Asia, (ii) to support research, development and commercialization activities with respect to an Ekso robotic exoskeleton for home use, and/or (iii) in the development and commercialization of able-bodied exoskeletons for industrial use, and for working capital and other general corporate purposes. Although we believe that the rights offering will strengthen our financial condition, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

Method of Exercising Subscription Rights

You may exercise your subscription rights as follows:

Subscription by Registered Holders

To exercise your basic subscription right and your oversubscription right, you must properly complete and execute the subscription rights certificate, and forward it, together with payment in full of the subscription price for each share of our common stock you are subscribing for, including any shares you subscribe for pursuant to the oversubscription right, to the Subscription Agent at the address set forth under "—Subscription Agent" below, on or prior to the Expiration Date.

 Subscription by DTC Participants

If your subscription rights are held of record through DTC, you may exercise your basic subscription right and your oversubscription right by instructing DTC to transfer your subscription rights from your account to the account of the Subscription Agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of our common shares you are subscribing for under your basic subscription right and your oversubscription right, if any, and payment in full of the subscription price for each share of our common stock that you subscribed for, including any shares pursuant to the oversubscription right.

Subscription by Beneficial Owners through a Broker, Dealer, Custodian Bank or Other Nominee

If you are a beneficial owner of our common shares who holds shares through a broker, dealer, custodian bank or other nominee, we will ask your broker, dealer, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your subscription rights, you will need to have your broker, dealer, custodian bank or other nominee act for you and exercise your subscription rights and deliver all documents and payment on your behalf prior to 5:00 p.m., Eastern Daylight Time, on the Expiration Date, and payment must also clear prior to the expiration of this rights offering. If you hold certificates of our common shares directly and would prefer to have your broker, dealer, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.

To indicate your decision with respect to your subscription rights, in addition to any other procedures your broker, dealer, custodian bank or other nominee may require, you should complete and return to your broker, dealer, custodian bank or other nominee, the form entitled "Beneficial Owner Election Form" such that it will be received by them by 5:00 p.m., Eastern Daylight Time, on August 30, 2017, the last business day prior to the Expiration Date. You should receive this form from your broker, dealer, custodian bank or other nominee with the other subscription rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, dealer, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, dealer, custodian bank or nominee or if you receive it without sufficient time to respond.

Payment Method

Your payment of the subscription price must be made in U.S. dollars for the full number of common shares you wish to acquire under the basic subscription right and/or oversubscription right by any of the following:

•	certified or uncertified check drawn against a U.S. bank payable to "VStock Transfer, LLC (acting as Subscription Agent for Ekso Bionics Holdings, Inc.)";

•	bank draft (cashier's check) drawn against a U.S. bank payable to "VStock Transfer, LLC (acting as Subscription Agent for Ekso Bionics Holdings, Inc.)"; or

•
wire transfer of immediately available funds directly to the account maintained by VStock Transfer, LLC, as Subscription Agent, for purposes of accepting subscriptions in this rights offering. If you desire to make payment by wire transfer, please see the wire instructions on the reverse side of the subscription rights certificate.

The Company has entered into a warrant repurchase and amendment agreement with certain of the holders of its Warrants issued in 2017 pursuant to which the Company has agreed to repurchase, subject to each such Warrant holder's exercise of its basic subscription right in this rights offering, up to 1.866 million Warrants at their assumed fair market value for an aggregate of approximately $2.3 million in cash.  The assumed fair market value of the Warrants issued in 2017 is based on their Black Scholes value as of August 4, 2017. The Warrant holders who have entered into the warrant repurchase and amendment agreement with the Company have expressed their intention to exercise their subscription rights with respect to the common shares underlying their Warrants, and all or a portion of the consideration received pursuant to the warrant repurchase and amendment agreement may be used by such Warrant holders to pay the subscription price for the exercise of their subscription rights.

VStock Transfer, LLC is acting as the Subscription Agent for this rights offering under an agreement with us. All subscription rights certificates, payments of the subscription price and nominee holder certifications, to the extent applicable to your exercise of subscription rights, must be delivered to VStock Transfer, LLC as follows:

VStock Transfer, LLC
18 Lafayette Place
Woodmere, New York 11598

You should direct any questions or requests for assistance concerning the method of subscribing for common shares or for additional copies of this prospectus to the Information Agents at (212) 828-8436 or (212) 400-6993.

Receipt of Payment

Your payment will be considered received by the Subscription Agent only upon receipt by the Subscription Agent of any certified or uncertified check or bank draft (cashier's check) drawn upon a U.S. bank or wire transfer of immediately available funds. Payment received after the expiration of the Subscription Period will not be honored, and, in that case, the Subscription Agent will return your payment to you, without interest or deduction, promptly. For the exercise of a subscription right to be effective, your subscription rights certificate together will full payment of the subscription price, must be received by the Subscription Agent by 5:00 p.m., Eastern Daylight Time, on the Expiration Date, and payment must clear prior to the expiration of this rights offering.

If you use the mail, we recommend that you use an insured overnight carrier that provides delivery tracking.

If you choose to exercise your subscription rights, the Subscription Agent will send you, no later than ten days after the Expiration Date, a confirmation showing (i) the number of common shares purchased pursuant to your basic subscription right and, if applicable, your oversubscription right, (ii) the per share and total purchase price for all of the common shares acquired by you, (iii) any excess to be refunded to you as a result of payment for common shares pursuant to your oversubscription right that you are not acquiring, and (iv) any additional amount payable by you or any excess to be refunded to you.

Instructions for Completing Your Subscription Rights Certificate

You should read the instruction letter accompanying the subscription rights certificate carefully and strictly follow it. Do not send subscription rights certificates or payments to us.  We will not consider your subscription received until the Subscription Agent has received delivery of a properly completed and duly executed subscription rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not us or the Subscription Agent.

The method of delivery of subscription rights certificates and payment of the subscription amount to the Subscription Agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by express mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment before the expiration of the Subscription Period for this rights offering.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or do not deliver full payment of the total subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the Subscription Agent.

If your aggregate subscription price payment is greater than the amount you would owe for exercise of your basic subscription right in full, you will be deemed to have exercised your oversubscription right to purchase the maximum number of shares of our common stock that could be purchased with your over-payment. If the oversubscription payment is not received, oversubscription amounts you elected will be reallocated among shareholders who have elected to participate in the oversubscription right and who have made timely payment. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the Subscription Agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the Expiration Date of this rights offering.

Transfer of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else.

Subscription Agent

VStock Transfer, LLC is acting as the Subscription Agent for this rights offering under an agreement with us. All subscription rights certificates, payments of the subscription price and nominee holder certifications, to the extent applicable to your exercise of subscription rights, must be delivered to VStock Transfer, LLC as follows:

VStock Transfer, LLC
18 Lafayette Place
Woodmere, New York 11598

You should direct any questions or requests for assistance concerning the method of subscribing for common shares or for additional copies of this prospectus to the Information Agents at (212) 828-8436 or (212) 400-6993.

We will pay the fees and expenses of VStock Transfer, LLC. We have also agreed to indemnify VStock Transfer, LLC against certain liabilities in connection with this rights offering.

If you deliver subscription documents or subscription rights certificates in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription right.

Fees and Expenses

We will pay all fees charged to us by the Subscription Agent and the Information Agents. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither the Subscription Agent nor we will pay such expenses.

Notice To Brokers and Nominees

If you are a broker, dealer, custodian bank or other nominee holder that holds our common shares for the account of others on the rights offering Record Date, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the Subscription Agent with the proper payment. If you hold our common shares for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common shares on the subscription rights offering Record Date, provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled "Nominee Holder Certification" that we will provide to you with your subscription rights offering materials. If you did not receive this form, you should contact the Subscription Agent to request a copy.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or the Instructions as to the Use of Subscription Rights Certificates, you should contact the Information Agents at (212) 828-8436 or (212) 400-6993.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in this rights offering. Our determination will be final and binding. After the Expiration Date, subscriptions and directions are irrevocable (except in limited circumstances relating to a material amendment of the terms of this rights offering), and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the Subscription Period expires, unless waived by us at our sole discretion. Neither the Subscription Agent nor we shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to cancel this rights offering in accordance with the terms and provisions of the Purchase Agreement, only when a properly completed and duly executed subscription rights certificate and any other required documents and payment of the full subscription amount have been received by the Subscription Agent. Our interpretations of the terms and conditions of this rights offering will be final and binding.

Segregated Account; Return of Funds

The Subscription Agent will hold funds received in payment for the common shares in a segregated account pending completion of this rights offering. The Subscription Agent will hold these funds until this rights offering is completed or is cancelled. If this rights offering is cancelled for any reason, the Subscription Agent will return this money to subscribers, without interest or deduction, promptly.

Certificates for Common Shares

Share certificates will not be issued for the shares offered in this rights offering.  Promptly after the expiration of the Subscription Period, the Subscription Agent will arrange for issuance through DTC to each subscription rights holder of record that has validly exercised its basic subscription right, the shares of common stock purchased pursuant to the basic subscription right. Shares subscribed for pursuant to the oversubscription right will be delivered through DTC as soon as practicable after the Expiration Date of this rights offering and following the completion of the Private Placement and any pro-rations as may be necessary in the event the oversubscription requests exceed the number of shares not subscribed for pursuant to the basic subscription right or issued to the Committed Investor pursuant to the Purchase Commitment. If you are not a DTC participant, all shares that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record.

Rights of Subscribers; Revocation

You will have no rights as a holder of our common shares with respect to the common shares underlying the subscription rights until your account, or your account at your broker, dealer, custodian bank or other nominee is credited with the common shares purchased in this rights offering.

Exercises of subscription rights may be revoked at any time prior to the Expiration Date of the rights offering. If the Expiration Date of the rights offering is extended, you may revoke your exercise of subscription rights at any time until the final Expiration Date of the rights offering, as so extended. After the Expiration Date of the rights offering, such exercises are irrevocable.

To be effective, a written notice of revocation must be received by the Subscription Agent at its address identified in this prospectus supplement prior to the Expiration Date of the rights offering, as may be extended. Any notice of revocation must specify the name of the person who exercised the subscription rights for which such exercises are to be revoked and the number of subscription rights to be revoked. Any funds received by the Subscription Agent will be promptly returned to such holder following a revocation. Revocations of subscription rights may not be cancelled; however, you may exercise your subscription rights again by following one of the procedures described above in the section entitled "The Rights Offering—Method of Exercising Subscription Rights" at any time prior to the expiration of the rights offering.

All questions as to the form and validity (including time of receipt) of any notice of revocation will be determined by us, in our sole discretion, which determination shall be final and binding, subject to the judgments of any courts with jurisdiction over us that might provide otherwise. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of revocation or incur any liability for failure to give any such notification, subject to the judgment of any court with jurisdiction over us.

Regulatory Limitation

We will not be required to issue to you our common shares pursuant to this rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control the shares and if, at the time this rights offering expires, you have not obtained this clearance or approval.

U.S. Federal Income Tax Treatment of Subscription Rights Distribution

A U.S. Holder, as defined in "Certain Material U.S. Federal Income Tax Consequences" to this prospectus, should not recognize income, gain, or loss for U.S. federal income tax purposes upon the receipt and exercise of the subscription rights. See "Certain Material U.S. Federal Income Tax Consequences" of this prospectus for further discussion.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT, EXERCISE, EXPIRATION, AND SALE OF THE SUBSCRIPTION RIGHTS IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION. WE ARE NOT PROVIDING ANY TAX ADVICE IN CONNECTION WITH THIS RIGHTS OFFERING.

No Recommendation to Subscription Rights Holders

Our board of directors is not making any recommendation as to whether or not you should exercise or let lapse your subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and this rights offering. See "Risk Factors" in this prospectus supplement and in any document incorporated by reference herein.

Common Shares Outstanding After this Rights Offering

As of the date of this prospectus supplement, 25,789,159 common shares were issued and outstanding. As of the same date, an additional 3,499,820 common shares issuable upon exercise of Warrants were outstanding. Based on the number of shares of common stock outstanding as of the date of this prospectus supplement, and assuming no other transactions by us involving our common shares, if we issue 34,000,000 common shares available to be purchased in this rights offering, there will be 59,789,159 common shares outstanding following the completion of this rights offering. As a result of the rights offering, the ownership interests and voting interests of the existing shareholders that do not fully exercise their subscription rights will be diluted.

Other Matters

We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any of our common shares from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of this rights offering in those states or other jurisdictions, or change the terms of this rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. We may decline to make modifications to the terms of this rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in this rights offering.

PURCHASE AGREEMENT
The Committed Investor, who we refer to as the "Purchaser" throughout this section, has executed the Purchase Agreement with us.  The description of the Purchase Agreement in this section and elsewhere in this prospectus supplement is qualified in its entirety by reference to the complete text of the Purchase Agreement, dated as of July 19, 2017, which is filed as an exhibit to our current report on Form 8-K, filed with the SEC on July 25, 2017 and incorporated by reference herein.

Private Placement; Purchaser's Purchase

We have entered into the Purchase Agreement with the Purchaser pursuant to which the Purchaser has agreed to purchase from us, subject to the satisfaction or waiver of certain conditions, including the timely completion of the rights offering, at the same subscription price per share as the holders of subscription rights, in a private offering to be closed after the conclusion of the rights offering, the remaining common shares, if any, that are not purchased through the exercise of basic subscription rights in an amount up to the number of common shares that would result in the Committed Investor owning 40.0% of our issued and outstanding common shares following the closing of the rights offering. If no shareholders exercise their basic subscription rights in the rights offering, the Purchaser will purchase up to the number of common shares offered pursuant to this prospectus supplement that would result in the Purchaser owning 40.0% of the issued and outstanding shares of common stock of the Company following the closing of the rights offering.

Conditions to Purchaser's Obligations

The Purchaser's obligations under the Purchase Agreement are subject to customary conditions, including the following: (i) no material adverse effect on the earnings, business, management, properties, assets, rights, liabilities (contingent or otherwise), capital, cash flow, income, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole (a "Material Adverse Effect"), shall have occurred since the date of the Purchase Agreement; (ii) the representations and warranties of the Company contained in the Purchase Agreement shall be true and correct in all material respects as of the date of the Purchase Agreement and as of the closing date of the Private Placement with the same force and effect as if made on and as of such closing date (other than those qualified by materiality, Material Adverse Effect or similar qualifications, which shall be true and correct in all respects), except for those representations and warranties which address matters as of a particular date (which shall remain true and correct as of such date); (iii) all covenants and agreements contained in the Purchase Agreement to be performed by the Company shall have been performed and complied with in all material respects; (iv) the Purchaser shall have received a certificate, signed by an executive officer of the Company, certifying as to the matters set forth in clauses (i), (ii) and (iii) above; (v) as of the closing date of the Private Placement, none of the following events shall have occurred and be continuing: (A) trading in the common shares shall have been suspended by the SEC or the Nasdaq Capital Market; or (B) a banking moratorium shall have been declared by U.S. federal or New York State authorities; (vi) the Company shall have complied with the requirements of the Nasdaq Stock Market, Inc. for the listing of the common shares to be acquired pursuant to the Purchase Agreement on the Nasdaq Capital Market; (vii) the registration rights agreement shall be in full force and effect as of the closing of the Private Placement; (viii) the Purchaser shall have received on and as of the closing date of the Private Placement evidence reasonably satisfactory to it of the good standing of the Company in the state of Nevada; (ix) no judgment, injunction, decree or other legal restraint shall prohibit the consummation of the rights offering or the transactions contemplated by the Purchase Agreement; (x) no stop order suspending the effectiveness of the registration statement of which this prospectus forms a part shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC; and (xi) timely completion of the rights offering in accordance with the terms and conditions set forth in the Purchase Agreement and this prospectus.

Termination

The Purchase Agreement may be terminated at any time by mutual written agreement of the Company and the Purchaser. The Purchase Agreement will automatically terminate if closing of the common shares purchased in the rights offering and by the Purchaser pursuant to the Purchase Agreement has not occurred on or prior to September 15, 2017.

Indemnification

Under the Purchase Agreement and subject to certain limitations included in the Purchase Agreement, we have agreed to indemnify and hold harmless the Purchaser and certain of its related persons with respect to losses arising out of any of the following: (1) any inaccuracy in or breach of any representation or warranty of the Company contained in the Purchase Agreement; (2) any failure by the Company to comply with the covenants and agreements contained in the Purchase Agreement; (3) an untrue statement or alleged untrue statement of any material fact contained in the registration statement, including this prospectus and all other documents filed as a part hereof or incorporated by reference herein, or an omission or alleged omission to state herein a material fact required to be stated herein or necessary to make the statements herein, in light of the circumstances under which they were made, not misleading; (4) any action, suit or proceeding by any shareholder of the Company or any other person relating to the Purchase Agreement or the documents or transactions contemplated by the Purchase Agreement; or (5) by reason of the fact that such Purchaser is a party to the Purchase Agreement or in any way arising, directly or indirectly, from the rights offering or the consummation of the transactions contemplated by the Purchase Agreement.

Under the Purchase Agreement and subject to certain limitations included in the Purchase Agreement, the Purchaser has agreed to indemnify us and certain of our related persons for losses arising out of any of the following: (1) any breach of any representation or warranty or breach of or failure to perform any covenant or agreement on the part of such Purchaser contained in the Purchase Agreement; or (2) an untrue statement or alleged untrue statement or omission or alleged omission made in the section of this prospectus or the registration statement on Form S-3 of which this prospectus forms a part, or any amendment or supplement to this prospectus or the registration statement, titled "Purchase Agreement" in reliance upon and in conformity with written information furnished to the Company by the Purchaser expressly for use in this prospectus or the registration statement.

Standstill; Transfer Restrictions

The Purchaser agrees that, without the approval of our board of directors, neither it nor its affiliates will (i) acquire beneficial ownership measured by voting power of more than 40.0% of our issued and outstanding common shares (including any common shares acquired by such Purchaser pursuant to the Purchase Agreement); (ii) form or participate in a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to our securities after giving effect to which it would be deemed to beneficially own more than 40.0% of the issued and outstanding common shares; or (iii) initiate or participate in any "freeze-out" merger or other going private transaction with respect to us.  The standstill shall terminate on the date that (A) we publicly announce that we plan to pursue a tender offer, merger, sale of all or substantially all of our assets or any similar transaction involving us, including our subsidiaries, taken as a whole, or a Buyout Transaction; (B) the Board approves, recommends or accepts a Buyout Transaction proposed by any person or group or (C) any person or group, other than the Purchaser or a group of which the Purchaser is a part, acquires beneficial ownership measured by voting power of more than 40.0% of our issued and outstanding common shares (including all common shares beneficially owned by the Purchaser).

Transfer of Large Block

In the event that the Purchaser (together with its controlled affiliates) transfers, individually or in the aggregate, 20% or more of the voting power of our outstanding common shares to any one person (including its affiliates) or any group, the transferee or the transferees shall agree that the standstill described above shall apply to such transferee or transferees, as the case may be.

Limitation of Purchase Commitment

The limitation on the number of common shares to be sold to the Purchaser pursuant to the Purchase Commitment may be reduced to a percentage which is less than 40.0% but at least 33.3%, if and to the extent that, in the good-faith determination of the Company, such limitation is necessary to prevent any development or event that could reasonably be expected to have a Material Adverse Effect.

Lock-Up

The Purchaser agrees that, for a period of twelve (12) months following the closing of the purchase of common shares pursuant to the rights offering and by the Purchaser pursuant to the Purchase Agreement, other than any common shares disposed of as a bona fide gift approved by the Company or pursuant to a transfer without consideration (provided that the transferee of such bona fide gift or transfer agrees to be bound by the terms hereof), it will not, without the prior written consent of the Company, offer, sell, contract to sell, pledge or otherwise dispose of any of its common shares in the Company or any securities convertible into or exercisable or exchangeable for any such common shares (or enter into any transaction that is designed to result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by such Purchaser or any affiliate of such Purchaser), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to; or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any of the common shares or any securities convertible into, or exercisable or exchangeable for such common shares, or publicly announce an intention to effect any such offer, sale, contract to sell, pledge or disposition.

Registration Rights

We have entered into a registration rights agreement pursuant to which we have agreed to provide certain customary registration rights to the Purchaser with respect to the common shares acquired pursuant to the Purchase Agreement.

No Backstop Fee

There will be no backstop fee payable to the Purchaser pursuant to the Purchase Agreement. We will reimburse the Purchaser and its affiliates for reasonable out-of-pocket costs, fees and expenses incurred by them in connection with the transactions contemplated by the Purchase Agreement, up to an aggregate amount of $25,000.

PLAN OF DISTRIBUTION
We are distributing, at no charge, to holders of our common shares and Warrants non-transferable subscription rights to purchase, in the aggregate, up to 34,000,000 of our common shares. In this rights offering, you will receive one subscription right for every one share of our common stock you own (or for which your Warrants could be exercised) at 5:00 p.m., Eastern Daylight Time, on August 10, 2017, the Record Date.

Each subscription right represents the right to purchase our common shares at a subscription price of $1.00 per share and consists of a basic subscription right and an oversubscription right. The basic subscription right entitles holders of subscription rights to purchase 1.1608 of our common shares at the subscription price for each subscription right held. The oversubscription right entitles holders of subscription rights who exercise their basic subscription right in full to purchase, at the subscription price, additional common shares in an amount to be specified by such holder not to exceed (i) 1.1608 of our common shares per subscription right or (ii) such holder's oversubscription allocation. The oversubscription allocation is a prorated allocation of common shares subscribed for by all holders pursuant to the oversubscription right to the extent necessary to ensure that such common shares, together with common shares subscribed for by all holders pursuant to the basic subscription right and purchased pursuant to the Purchase Commitment by the Committed Investor, does not exceed the total number of common shares offered in this rights offering. Oversubscription rights will be allocated first, pro rata according to each holder's percentage ownership of common stock prior to the rights offering and second, pro rata according to the number of shares subscribed for by each holder pursuant to the oversubscription right.

You will be able to exercise your subscription rights until 5:00 p.m., Eastern Daylight Time, on August 31, 2017, unless we extend the Expiration Date or cancel this rights offering. The per share subscription price was determined by a pricing committee designated by our board of directors. We will not issue fractional common shares in this rights offering, and holders will only be entitled to purchase a whole number of common shares, rounded down to the nearest whole number a holder would otherwise be entitled to purchase.

The common shares offered pursuant to this rights offering are being offered by us directly to all holders of the subscription rights which were initially issued to the holders of our common shares and Warrants. We intend to distribute subscription rights certificates, copies of this prospectus supplement and the accompanying prospectus, and certain other relevant documents to those persons that were holders of our common shares at 5:00 p.m., Eastern Daylight Time, on August 10, 2017, the Record Date for this rights offering.

This is not an underwritten offering. Our common shares offered hereby are being directly offered by us. We have not employed any brokers, dealer managers, selling agents or underwriters in connection with the solicitation of exercise of subscription rights.

VStock Transfer, LLC is acting as the Subscription Agent and an Information Agent for this rights offering, and Katalyst Securities LLC is acting as an Information Agent for this rights offering. We have agreed to pay VStock Transfer, LLC and Katalyst Securities LLC customary fees plus certain expenses in connection with this rights offering. We have agreed to indemnify VStock Transfer, LLC and Katalyst Securities LLC against certain liabilities in connection with this rights offering.

We are not paying any commissions, underwriting fees or discounts in connection with this rights offering, and there will be no backstop fee payable to the Committed Investor pursuant to the Purchase Agreement. Some of our employees may solicit responses from you as a holder of subscription rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with this rights offering will be approximately $0.3 million.

The price of the shares offered in the rights offering has been determined by a pricing committee designated by our board of directors based on a variety of factors. The main factors considered by the pricing committee included the likely cost of capital from other sources, the size and timing of the rights offering, the price at which our shareholders might be willing to participate in the rights offering and at which the Committed Investor would agree to the Purchase Commitment and historical and current trading prices of our common shares. The last trading price for our common shares on August 11, 2017 was $1.47 per share.  The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities.  You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a discussion of certain material U.S. federal income tax consequences, as of the date of this prospectus supplement, to U.S. Holders (as defined below) of the receipt, exercise, expiration, and disposition of subscription rights received by U.S. Holders in this rights offering. For purposes of this discussion, a "U.S. Holder" is a beneficial owner of our common shares who holds such shares as a "capital asset" for U.S. federal income tax purposes (generally property held for investment) and is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code (as defined below) have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

This discussion does not describe all of the tax consequences that may be relevant to a U.S. Holder in light of its particular circumstances. For example, this discussion does not address:

•
tax consequences to U.S. Holders who may be subject to special tax treatment, such as banks, brokers or dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), certain former citizens or former long-term residents of the United States, regulated investment companies, expatriates, real estate investment trusts, tax-exempt entities, insurance companies, individual retirement accounts or other tax-deferred accounts, or retirement plans;

•	tax consequences to U.S. Holders holding shares of our common shares or subscription rights as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

•	tax consequences to U.S. Holders whose "functional currency" is not the U.S. dollar;

•	tax consequences to U.S. Holders who hold our Warrants;

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any, to U.S. Holders; or

•	any state, local, or non-U.S. tax consequences.

If a partnership or other entity classified as a partnership for U.S. federal tax purposes holds common shares, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common shares, you are encouraged to consult your own tax advisors concerning the tax treatment of the receipt, exercise, expiration, and disposition of subscription rights received in this rights offering and of the exercise, lapse, and sale of the subscription rights.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, final and temporary Treasury regulations promulgated thereunder, published rulings and judicial decisions as of the date of this prospectus supplement. The foregoing authorities are subject to change or differing interpretations at any time with possible retroactive effect. No advance tax ruling has been or will be sought or obtained from the Internal Revenue Service, or the IRS, regarding the U.S. federal income tax consequences described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a U.S. Holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY U.S. HOLDER. EACH U.S. HOLDER IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT, EXERCISE, EXPIRATION, AND DISPOSITION OF SUBSCRIPTION RIGHTS RECEIVED IN THIS RIGHTS OFFERING IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

Consequences of the Receipt, Exercise, Expiration, and Disposition of the Subscription Rights

Receipt of the Subscription Rights

For U.S. federal income tax purposes, a U.S. Holder should not recognize income, gain, or loss upon its receipt of subscription rights in this rights offering. A U.S. Holder's basis in the subscription rights received in this rights offering will generally be zero unless the subscription rights are exercised or disposed of and either (i) the fair market value of the subscription rights on the date such subscription rights are distributed by us is equal to or exceeds 15% of the fair market value on such date of the shares of our common shares with respect to which the subscription rights are received or (ii) such U.S. Holder elects, in its U.S. federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its basis in its shares of our common shares held to the subscription rights. This election is irrevocable and would apply to all of the subscription rights received pursuant to this rights offering. In either case, the U.S. Holder's basis in its shares of our common shares with respect to which the subscription rights are received will be allocated among such shares and the subscription rights received in proportion to their respective fair market values on the date the subscription rights are distributed by us. A U.S. Holder's holding period for the subscription rights will include the U.S. Holder's the holding period in the shares of our common shares with respect to which the subscription rights are received.

Exercise of the Subscription Rights

For U.S. federal income tax purposes, a U.S. Holder should not recognize income, gain, or loss upon its exercise of subscription rights received in this rights offering. A U.S. Holder's basis in the shares of our common shares acquired upon the exercise of the subscription rights should equal the sum of the subscription price paid for the shares and the U.S. Holder's tax basis, if any, in the subscription rights. The holding period for the shares of our common shares acquired through the exercise of the subscription rights will begin on the date the subscription rights are exercised.

Notwithstanding the foregoing, if a U.S. Holder exercises subscription rights received in this rights offering after disposing of the shares of our common shares with respect to which the subscription rights are received, then certain aspects of the U.S. federal income tax treatment of the exercise of the subscription rights are unclear, including (i) the allocation of the basis of the shares sold and the subscription rights received in respect of such shares, (ii) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares sold, and (iii) the impact of such allocation on the basis of the shares of our common shares acquired through the exercise of such subscription rights. A U.S. Holder that disposes of shares of our common shares acquired upon the exercise of the subscription rights may not be able to recognize a loss for U.S. federal income tax purposes. A U.S. Holder that disposes of shares of our common shares acquired upon the exercise of the subscription rights may not be able to recognize a loss for U.S. federal income tax purposes. If a U.S. Holder exercises the subscription rights received in this rights offering after disposing of the shares of our common shares with respect to which the subscription rights are received, such U.S. Holder is encouraged to consult its tax advisors.

Expiration of the Subscription Rights

For U.S. federal income tax purposes, a U.S. Holder should not recognize income, gain, or loss upon the expiration of the subscription rights received in this rights offering, and the tax basis of the shares of our common shares in respect of which the subscription rights were received will equal their basis before receipt of such subscription rights. However, if a U.S. Holder allocates basis from his or its common shares to the subscription rights (as described above in "–Receipt of the Subscription Rights"), such U.S. Holder may not be able to recognize a loss on the expiration of the subscription rights for U.S. federal income tax purposes.

Taxable Sale, Exchange or Other Disposition of the Subscription Rights

Upon a taxable sale, exchange or other disposition of the subscription rights received in this rights offering, a U.S. Holder will generally recognize gain or loss, if any, equal to the difference between the amount realized on the disposition and such U.S. Holder's tax basis in the subscription rights which were sold, exchange or disposed. A U.S. Holder's amount realized will equal the amount of any cash received plus the fair market value of any other property received for the subscription rights. The gain or loss recognized by a U.S. Holder on the taxable disposition of the subscription rights will generally be capital gain or loss and will generally be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the subscription rights is more than one year. Long-term capital gains of non-corporate taxpayers are currently taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY U.S. HOLDER. EACH U.S. HOLDER IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT, EXERCISE, EXPIRATION, AND DISPOSITION OF SUBSCRIPTION RIGHTS RECEIVED IN THIS RIGHTS OFFERING IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

EXPENSES RELATING TO THIS OFFERING
Set forth below is an itemization of the total expenses that we expect to incur in connection with the rights offering.  With the exception of the SEC registration fee, all amounts are estimates.

SEC registration fee	$	*
Legal and advisory fees and expenses		$55,000
Accounting fees and expenses		$-
Subscription Agent and Information Agents fees		$255,000
Printing and miscellaneous		$25,000
Total		$335,000

*Previously paid.
LEGAL MATTERS
The validity of the securities offered by this prospectus supplement and certain other legal matters relating to United States law are being passed upon for us by Nutter McClennen & Fish LLP, Boston, MA.

EXPERTS
The consolidated financial statements of Ekso Bionics Holdings, Inc. as of, and for the fiscal years ended December 31, 2016, 2015 and 2014, incorporated by reference into this prospectus supplement by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, have been audited by OUM & Co. LLP, independent registered public accounting firm, as stated in their report therein, which is incorporated by reference. Such financial statements have been incorporated by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can find, copy and inspect information we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the public reference room. You can review our electronically filed reports, proxy and information statements on the SEC's web site at http://www.sec.gov or on our web site at http://www.eksobionics.com. Information included on our web site is not incorporated into or a part of this prospectus supplement or the accompanying prospectus.

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus supplement with the SEC. This prospectus supplement and the accompanying prospectus are part of that registration statement, and omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's website.

INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement is considered to be part of this prospectus supplement. Because we are incorporating by reference future filings with the SEC, this prospectus supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 15, 2017;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the SEC on May 9, 2017;
•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 filed with the SEC on August 7, 2017;
•
the description of our common stock contained in our Registration Statement on Form 8-A, filed on May 6, 2015 pursuant to Section 12(b) of the Exchange Act, which incorporates by reference the description of the shares of our common stock contained in our Registration Statement on Form S-1 (File No. 333-195783) filed on May 7, 2014 and declared effective by the SEC on June 20, 2014, and any amendment or report filed with the SEC for purposes of updating such description; and

•
all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination or completion of the offering of securities under this prospectus supplement shall be deemed to be incorporated by reference in this prospectus supplement and to be a part hereof from the date of filing such reports and other documents.

A statement contained in a document incorporated by reference into this prospectus supplement and the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement, the accompanying prospectus or in any other subsequently filed document which is also incorporated in this prospectus supplement modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:
Ekso Bionics Holdings, Inc.
Attention: Investor Relations
1414 Harbour Way South, Suite 1201
Richmond, CA 94804
Phone: (510) 984-1761

PROSPECTUS

Ekso Bionics Holdings, Inc.

$75,000,000
COMMON STOCK
PREFERRED STOCK
WARRANTS
RIGHTS
UNITS

Ekso Bionics Holdings, Inc., a Nevada corporation ("Ekso Bionics"), may offer and sell from time to time, pursuant to this prospectus, in one or more series or issuances and on terms that Ekso Bionics will determine at the time of the offering, any of the securities described in this prospectus, and any combination of those securities, up to an aggregate amount of $75,000,000.

This prospectus describes the general terms of these securities and the general manner in which these securities will be offered.  We will provide you with the specific terms of any offering in one or more supplements to this prospectus.  The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document.  You should read this prospectus and any prospectus supplement, as well as any documents incorporated by reference into this prospectus or any prospectus supplement, carefully before you invest.

We may offer and sell these securities directly to you, through agents designated from time to time, or to or through underwriters or dealers.  For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" in this prospectus and in the applicable prospectus supplement.  If any underwriters or agents are involved in the sale of our securities with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable fees, commissions or discounts and over-allotment options will be set forth in the applicable prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Our common stock is listed on the Nasdaq Capital Market under the symbol "EKSO."  On June 2, 2017, the last reported sale price of our common stock was $1.37 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the Nasdaq Capital Market or any securities market or other securities exchange of the securities covered by the prospectus supplement. Prospective purchasers of our securities are urged to obtain current information as to the market prices of our securities, where applicable.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. BEFORE DECIDING WHETHER TO INVEST IN OUR SECURITIES, YOU SHOULD CONSIDER CAREFULLY THE RISKS THAT WE HAVE DESCRIBED ON PAGE 4 OF THIS PROSPECTUS UNDER THE CAPTION "RISK FACTORS." WE MAY INCLUDE SPECIFIC RISK FACTORS IN SUPPLEMENTS TO THIS PROSPECTUS UNDER THE CAPTION "RISK FACTORS." THIS PROSPECTUS MAY NOT BE USED TO SELL OUR SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 16, 2017.

EXPLANATORY NOTE – STOCK SPLIT

Effective May 4, 2016, the Company effected a one-for-seven reverse split of its common stock. As a result of the reverse stock split, every seven shares of issued and outstanding common stock were converted into one share of issued and outstanding common stock. All references in this prospectus supplement to shares and net tangible book value per share have been retroactively restated to reflect the reverse stock split.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process.  Under this shelf registration process, we may offer and sell, from time to time, shares of our common stock and preferred stock, various series of warrants or rights to purchase any of such securities, either individually or in units, in one or more offerings, with a total value of up to $75,000,000.  This prospectus provides you with a general description of the securities we may offer.  Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement.  For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.  The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus.  However, no prospectus supplement will offer a security that is not registered and described in this prospectus at the time of its effectiveness.  This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to the offering of securities under this prospectus.  You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the heading "Where You Can Find More Information" before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement.  We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus.  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus.  You must not rely on any unauthorized information or representation.  This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you.  Moreover, such representations, warranties or covenants were accurate only as of the date when made.  Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus may not be used to consummate sales of our securities, unless it is accompanied by a prospectus supplement.  To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

Unless the context otherwise requires, "Ekso Bionics," "the Company," "we," "us," "our" and similar terms refer to Ekso Bionics Holdings, Inc. and our subsidiaries.

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus.  We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our securities involves risks.  Therefore, you should carefully consider the risk factors set forth in any prospectus supplements and in our most recent annual and quarterly filings with the SEC, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities.  Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Overview

Ekso Bionics designs, develops and sells exoskeletons that augment human strength, endurance, and mobility. Our exoskeleton technology serves multiple markets and can be used both by able-bodied users as well as by persons with physical disabilities. We have sold, rented or leased devices that (a) enable individuals with neurological conditions affecting gait (stroke and spinal cord injury) to rehabilitate and to walk again and (b) allow industrial workers to perform heavy duty work for extended periods.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including our Annual Report on Form 10-K for the year ended December 31, 2016, as described under the caption "Incorporation of Documents by Reference" on page 15 of this prospectus.

Corporate Information

We were incorporated under the laws of the State of Nevada in January 2012 under the name PN Med Group, Inc. and changed our name to Ekso Bionics Holdings, Inc. in December 2013. Ekso Bionics, Inc. was incorporated under the laws of the State of Delaware in January 19, 2005 and in January 2014 completed a reverse merger transaction with and became a wholly-owned subsidiary of Ekso Bionics Holdings, Inc. In connection with the reverse merger transaction and pursuant to a split-off agreement and general release, we transferred our pre-merger assets and liabilities to our pre-merger majority stockholders, in exchange for the surrender by them and cancellation of 2,497,586 shares of our common stock. As a result of the merger and split-off, we discontinued our pre-merger business and acquired the business of Ekso Bionics, and have continued the existing business operations of Ekso Bionics as a publicly-traded company under the name Ekso Bionics Holdings, Inc.

Our principal executive offices are located at 1414 Harbour Way South, Suite 1201, Richmond, California 94804 and our telephone number is (510) 984-1761.

We make available free of charge on or through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Our internet address is www.eksobionics.com. This website address is intended to be an inactive, textual reference only; none of the material on this website is part of this prospectus supplement. Copies of our annual reports on Form 10-K will be furnished without charge to any person who submits a written request directed to the attention of our Secretary, at our offices located at 1414 Harbour Way South, Suite 1201, Richmond, California, 94804. The SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups, or JOBS, Act enacted in April 2012. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act of 2002;
•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions for up to five years after the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"). However, if certain events occur prior to the end of such five year period, including if we become a "large accelerated filer," our annual gross revenues exceed $1 billion or we issue more than $1 billion of non-convertible debt in any three year period, we would cease to be an emerging growth company prior to the end of such five year period. We will cease being an emerging growth company as of December 31, 2017.

We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of certain of the reduced disclosure obligations regarding executive compensation in this registration statement and may elect to take advantage of other reduced burdens in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. However, we have irrevocably elected not to avail ourselves of this extended transition period for complying with new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Offerings Under This Prospectus

Under this prospectus, we may offer shares of our common stock and preferred stock, various series of warrants or rights to purchase any of such securities, either individually or in units, with a total value of up to $75,000,000, from time to time at prices and on terms to be determined by market conditions at the time of the offering.  This prospectus provides you with a general description of the securities we may offer.  Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus.  However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We may sell the securities directly to investors or to or through agents, underwriters or dealers.  We, and our agents, underwriters or dealers, reserve the right to accept or reject all or part of any proposed purchase of securities.  If we offer securities through agents, underwriters or dealers, we will include in the applicable prospectus supplement:

•	the names of those agents, underwriters or dealers;
•	applicable fees, discounts and commissions to be paid to them;
•	details regarding over-allotment options, if any; and
•	the net proceeds to us.

 This prospectus may not be used to consummate a sale of any securities unless it is accompanied by a prospectus supplement.

RISK FACTORS

Investing in our securities involves significant risk.  The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in Ekso Bionics.  Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading "Risk Factors" in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus.  You should also consider the risks, uncertainties and assumptions discussed under the heading "Risk Factors" included in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K on file with the SEC, all of which are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.  The risks and uncertainties we have described are not the only ones we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.  The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions.  This prospectus and the documents we have filed with the SEC that are incorporated herein by reference contain such "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

Such statements in connection with any discussion of future operations or financial performance are identified by the use of words such as "may," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning.  Forward-looking statements include, but are not limited to, statements regarding: (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"), (iv) our beliefs regarding the potential for commercial opportunity for exoskeleton technology in general and our exoskeleton products in particular, (v) our beliefs regarding potential clinical and other health benefits of our medical devices, and (vi) the assumptions underlying or relating to any statement described in points (i), (ii), (iii), (iv) or (v) above.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this Registration Statement, particularly in the "Risk Factors" section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. For a summary of such factors, please refer to the section entitled "Risk Factors" in this prospectus, as updated and supplemented by the discussion of risks and uncertainties under "Risk Factors" contained in any supplements to this prospectus and in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference. The information contained in this document is believed to be current as of the date of this document.  We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur.  Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus.  We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.  All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

ABOUT EKSO BIONICS

Ekso Bionics designs, develops and sells exoskeleton technology to augment human strength, endurance and mobility. Our exoskeleton technology serves multiple markets and can be used both by able-bodied users as well as by persons with physical disabilities. We have sold, rented or leased devices that (a) enable individuals with neurological conditions affecting gait (stroke and spinal cord injury) to rehabilitate and to walk again and (b) allow industrial workers to perform heavy duty work for extended periods.

Today, our medical exoskeleton, Ekso GT, is used as a rehabilitation tool to allow physicians and therapists to rehabilitate patients who have suffered a stroke or spinal cord injury. With its unique features designed specifically for hospitals and its proprietary SmartAssist software, Ekso GT allows for the early mobilization of patients, with high step count and high dosage treatments. The intent is to allow the patient's central nervous system to take advantage of a person's neuroplasticity to maximize a patient's recovery.

For able-bodied industrial workers, last year we introduced a new product innovation for aerial work platforms (AWP) and scaffolding, the EksoZeroG, which is intended to significantly improve workforce productivity while dramatically reducing workplace related injuries in order to keep workers healthy, strong, and safe. EksoZeroG is a mobile arm mount that makes heavy tools feel weightless and enables workers to be more productive and safer. In 2017, we are focusing on increasing sales of the EksoZeroG by pursuing alternative channels such as rental agreements with construction equipment and heavy tool providers. In addition, we are exploring potential strategic alternatives to accelerate product and market adoption of our industrial products, on our own and/or in collaboration with others.

Ekso Bionics believes the commercial opportunity for exoskeleton technology adoption is accelerating as a result of recent advancements in material technologies, electronic and electrical engineering, control technologies, and sensor and software development. Taken individually, many of these advancements have become ubiquitous in peoples' everyday lives. We believe we have learned how to integrate these existing technologies and wrap the result around a human being efficiently, elegantly and safely, supported by an industry leading intellectual property portfolio. We further believe that we can do so across a broad spectrum of applications, from persons with lower limb paralysis to able-bodied users.

USE OF PROCEEDS

We cannot assure you that we will receive any proceeds in connection with securities which may be offered pursuant to this prospectus.  Unless otherwise indicated in the applicable prospectus supplement, we intend to use any net proceeds from the sale of securities under this prospectus for our operations and to increase our investments (i) in our clinical, sales and marketing initiatives to accelerate adoption of the Ekso in the rehabilitation market, (ii) in our research, development and commercialization activities with respect to an Ekso robotic exoskeleton for home use, and/or (iii) in the development and commercialization of able-bodied exoskeletons for industrial use, and for other general corporate purposes, including, but not limited to, working capital, intellectual property protection and enforcement, capital expenditures, investments, acquisitions and collaborations.  We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures.  As a result, our management will have broad discretion to allocate the net proceeds, if any, we receive in connection with securities offered pursuant to this prospectus for any purpose.  Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade, or interest-bearing securities.

PLAN OF DISTRIBUTION

General Plan of Distribution

We may offer securities under this prospectus from time to time pursuant to underwritten public offerings, negotiated transactions, "at the market" sales, block trades or a combination of these methods.  We may sell the securities:

•	to or through underwriters or dealers;
•	through agents;
•	directly to one or more purchasers;
•	through a combination of such methods; or
•	through any other method described in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including:

•	block transactions (which may involve crosses) and transactions on the Nasdaq Capital Market or any other organized market where the securities may be traded;
•	purchases by a dealer as principal and resale by the dealer for its own account pursuant to a prospectus supplement;
•	ordinary brokerage transactions and transactions in which a dealer solicits purchasers;
•	sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise; and
•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed from time to time;
•	market prices prevailing at the time of sale;
•	prices related to the prevailing market prices; or
•	negotiated prices.

We may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. The prospectus supplement relating to a series of the offered securities will name any underwriters, dealers or agents involved in the offer or sale of the securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale, and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of the securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement information regarding any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in each applicable prospectus supplement.  Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in each applicable prospectus supplement.  Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•
the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•
if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery.  The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if a prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. Each prospectus supplement will identify and describe any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale. Any underwriters involved in the sale of the securities may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. In addition, the underwriters' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act and the rules of the Financial Industry Regulatory Authority, Inc., or FINRA.

Shares of our common stock sold pursuant to the registration statement of which this prospectus is a part will be listed on the Nasdaq Capital Market.  The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the Nasdaq Capital Market or any securities market or other securities exchange of the securities covered by the prospectus supplement.  Underwriters may make a market in our common stock, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the liquidity of or the existence, development or maintenance of trading markets for any of the securities.

In order to facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities.  This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them.  In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option.  In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing the applicable security in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions.  The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market.  These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 71,428,571 shares of common stock, par value $0.001 per share.  On May 25, 2017, we had 25,723,854 shares of common stock outstanding and approximately 255 stockholders of record.

The following summary of certain provisions of our common stock does not purport to be complete.  You should refer to our articles of incorporation and our bylaws, both of which are included as exhibits to the registration statement of which this prospectus is a part.  The summary below is also qualified by provisions of applicable law.

General

The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election. The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of common stock is duly and validly issued, fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. The transfer agent's address is 18 Lafayette Place, Woodmere, New York 11598 and its telephone number is (212) 828-8436.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol "EKSO."

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share, of which 15,000 shares were designated as Series A Convertible Preferred Stock.  As of May 25, 2017, no shares of our preferred stock were outstanding.  The following summary of certain provisions of our preferred stock does not purport to be complete.  You should refer to our articles of incorporation and our bylaws, both of which are included as exhibits to the registration statement of which this prospectus is a part.  The summary below is also qualified by provisions of applicable law.

General

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in one or more series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences.  Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock.  Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock.  In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.  Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC.  To the extent required, this description will include:

•	the title and stated value;
•	the number of shares offered, the liquidation preference, if any, per share and the purchase price;
•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
•	the procedures for any auction and remarketing, if any;
•	the provisions for a sinking fund, if any;
•	the provisions for redemption, if applicable;
•	any listing of the preferred stock on any securities exchange or market;
•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;
•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;
•	voting rights, if any, of the preferred stock;
•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;
•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and
•
any material limitations on issuance of any class or series of preferred stock ranking pari passu with or senior to the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company.

Series A Preferred Stock

In December 2014, our board of directors created out of the authorized and unissued shares of our preferred stock a series of preferred stock designated as the Series A Convertible Preferred Stock (the "Series A preferred stock"), comprising up to 15,000 shares of preferred stock. The material terms of the Series A preferred stock are described below.

Conversion; Beneficial Ownership Limitation. Subject to certain ownership limitations as described below, a holder of shares of Series A preferred stock may convert the Series A preferred stock into shares of our common stock at any time after the initial issuance date at a conversion ratio determined by dividing the stated value of the Series A preferred stock (or $1,000) by the "Conversion Price." The Conversion Price initially was $1.01 per share, subject to adjustment as described below. On and after the close of business on the date of any such conversion, the holder converting such Series A preferred stock would be deemed to be the holder of record of the common stock issuable upon such conversion, such Series A preferred stock would cease to be outstanding, and all rights whatsoever with respect to such shares (except the right to receive the common stock) would terminate.

Subject to limited exceptions, a holder of shares of Series A preferred stock does not have the right to convert any portion of its Series A preferred stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion (the "Beneficial Ownership Limitation"); provided, however, that upon 61 days' prior notice to us, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99%.

Adjustments to Conversion Price. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. In addition, if we sell or grant any right to purchase or sell any common stock or common stock equivalents entitling any person to acquire shares of common stock (subject to exceptions for certain exempt issuances, including issuances pursuant to equity compensation plans, certain issuances to consultants, issuances in connection with exercise or exchange of common stock equivalents already outstanding and issuances pursuant to strategic transactions or to strategic investors) at an effective price per share that is lower than the then Conversion Price of the Series A preferred stock, then the Conversion Price would be further reduced to equal the effective price per share applicable to such sale. As a result of the one-for-seven reverse stock split completed on May 4, 2016 and the sale of common stock in an underwritten offering on August 9, 2016 at a price per share less than the Conversion Price then in effect, the conversion price of the Series A preferred stock is $3.74 per share.

Voting Rights. Except as required by law, holders of the Series A preferred stock do not have rights to vote on any matters, questions or proceedings, including the election of directors. However, if any shares of Series A preferred stock are outstanding, we cannot, without the affirmative vote of the holders of 75% or more of the then outstanding shares of the Series A preferred stock, (1) alter or change adversely the powers, preferences or rights given to the Series A preferred stock or alter or amend the certificate of designation, (2) amend our articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A preferred stock, (3) increase the number of authorized shares of Series A preferred stock, or (4) enter into any agreement with respect to any of the foregoing.

Dividends. Shares of Series A preferred stock are not be entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series A preferred stock participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Liquidation. In the event of either a voluntary or involuntary liquidation, dissolution or winding up of us, the assets of which constitute all or substantially all of the assets of our business, in a single transaction or series of transactions, the holders of Series A preferred stock would be entitled to participate, on an as-if-converted-to-common stock basis, in any distributions to the holders of common stock.

Exchange Listing. We do not plan on making an application to list the Series A preferred stock on any national securities exchange or other nationally recognized trading system.

Transfer Agent and Registrar

The transfer agent and registrar for our preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

General

As of May 25, 2017, warrants to purchase an aggregate of 5,091,910 shares of our common stock are issued and outstanding, of which warrants to purchase 88,368 shares of common stock have an exercise price of $9.66 per share and expire on May 20, 2020 (the "Pre-Merger Warrants"), warrants to purchase 425,906 shares of common stock have an exercise price of $7.00 per share and expire on January 15, 2019, warrants to purchase 1,077,816 shares of common stock have an exercise price of $14.00 per share and expire on January 15, 2019, warrants to purchase 1,633,642 shares have an exercise price of $3.74 and expire on December 28, 2020, and warrants to purchase 1,866,178 shares have an exercise price of $4.10 and expire on October 6, 2022. The Pre-Merger Warrants may, at the option of the holders, be exercised on a cashless exercise basis, which means that in lieu of paying the aggregate exercise price for the shares being purchased upon exercise of the warrants for cash, the holder will forfeit a number of shares underlying the warrants with a fair market value (as defined in the warrant) equal to such aggregate exercise price. We will not receive additional proceeds to the extent these warrants are exercised on a cashless exercise basis.

We may issue warrants to purchase shares of our common stock and/or preferred stock in one or more series together with other securities or separately, as described in the applicable prospectus supplement.  Below is a description of certain general terms and provisions of the warrants that we may offer.  Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement relating to the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;
•	if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;
•	if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that series of our preferred stock;
•
the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•
whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;
•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;
•	if applicable, the date from and after which the warrants and the common stock and/or preferred stock will be separately transferable;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	information with respect to book-entry procedures, if any;
•	the anti-dilution provisions of the warrants, if any;
•	any redemption or call provisions;
•	whether the warrants may be sold separately or with other securities as parts of units; and
•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Transfer Agent and Registrar

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF RIGHTS

General

We may issue rights to our stockholders to purchase shares of our common stock, preferred stock or the other securities described in this prospectus.  We may offer rights separately or together with one or more additional rights, preferred stock, common stock, or warrants, or any combination of those securities in the form of units, as described in the applicable prospectus supplement.  Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent.  The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.  The following description sets forth certain general terms and provisions of the rights to which any prospectus supplement may relate.  The particular terms of the rights to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the rights so offered will be described in the applicable prospectus supplement.  To the extent that any particular terms of the rights, rights agreement or rights certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement.  We encourage you to read the applicable rights agreement and rights certificate for additional information before you decide whether to purchase any of our rights.

We will provide in a prospectus supplement the following terms of the rights being issued:

•	the date of determining the stockholders entitled to the rights distribution;
•	the aggregate number of shares of common stock, preferred stock or other securities purchasable upon exercise of the rights;
•	the exercise price;
•	the aggregate number of rights issued;
•	whether the rights are transferrable and the date, if any, on and after which the rights may be separately transferred;
•	the date on which the right to exercise the rights will commence, and the date on which the right to exercise the rights will expire;
•	the method by which holders of rights will be entitled to exercise;
•	the conditions to the completion of the offering, if any;
•	the withdrawal, termination and cancellation rights, if any;
•	whether there are any backstop or standby purchaser or purchasers and the terms of their commitment, if any;
•	whether stockholders are entitled to oversubscription rights, if any;
•	any applicable material U.S. federal income tax considerations; and
•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights, as applicable.

Each right will entitle the holder of rights to purchase for cash the principal amount of shares of common stock, preferred stock or other securities at the exercise price provided in the applicable prospectus supplement.  Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement.

Holders may exercise rights as described in the applicable prospectus supplement.  Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock, preferred stock or other securities, as applicable, purchasable upon exercise of the rights.  If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Rights Agent

The rights agent for any rights we offer will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

The following description, together with the additional information that we include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus.  While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement.  The terms of any units offered under a prospectus supplement may differ from the terms described below.

General

We may issue units consisting of common stock, preferred stock, one or more warrants or rights for the purchase of common stock or preferred stock in one or more series, in any combination.  Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each security included in the unit.  The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions of the governing unit agreement that differ from those described below; and
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those set forth in any prospectus supplement or as described under "Description of Common Stock," "Description of Preferred Stock," "Description of Warrants," and "Description of Rights" will apply to each unit, as applicable, and to any common stock, preferred stock, warrant, or right included in each unit, as applicable.

Unit Agent

The name and address of the unit agent for any units we offer will be set forth in the applicable prospectus supplement.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit.  A single bank or trust company may act as unit agent for more than one series of units.  A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us.  Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

CERTAIN PROVISIONS OF NEVADA LAW AND OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

Anti-Takeover Provisions

Nevada Law

We may in the future become subject to Nevada's control share laws. A corporation is subject to Nevada's control share law if it has more than 200 stockholders of record, at least 100 of whom are residents of Nevada, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers. The Company currently has fewer than 100 stockholders of record who are residents of Nevada.

The control share law focuses on the acquisition of a "controlling interest," which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law any longer.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, a stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights for the control shares, is entitled to demand fair value for such stockholder's shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and "interested stockholders" for two years after the interested stockholder first becomes an interested stockholder, unless (a) the corporation's board of directors approves the combination in advance or (b) the corporation's board of directors and at least 60% of the corporation's disinterested stockholders approve the combination at an annual or special meeting. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (b) an affiliate or associate of the corporation and at any time within the previous two years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of "business combination" contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada's business combination law is to potentially discourage a party interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of any exchange on which our shares are listed. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders; Advance Notice Requirements; Stockholder Action

Our by-laws provide that, except as otherwise required by law or the articles of incorporation, special meetings of the stockholders can only be called by our board of directors, by the chairman of our board of directors or by certain of our officers. In addition, our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of the meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. In addition, our by-laws require that stockholder actions must be effected at a duly called stockholders meeting and prohibit actions by our stockholders by written consent.

Limitation of Liability and Indemnification

Nevada Revised Statutes (NRS) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents.  The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests.  In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our by-laws state that we shall indemnify every (i) present or former director, officer, employee or agent of us and (ii) any person who served at our request as a director, officer, member, manager, partner, trustee, fiduciary, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (each an "Indemnitee").

Our by-laws provide that we shall indemnify an Indemnitee against expenses, including attorneys' fees and disbursements, and costs (and in connection with a proceeding other than a proceeding by or in the right of the Company, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person in connection with any proceeding in which such Indemnitee was, is or is threatened to be named as defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to our best interests, or with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful or (b) is not liable pursuant to NRS Section 78.138; provided, however, that in the event that an Indemnitee is found liable to us, we will have no obligation to indemnify such Indemnitee unless, and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses and costs as a court of competent jurisdiction or such other court shall deem proper.

The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) or (b) above. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom.

In addition to our by-laws, have entered into an Indemnification Agreement with each of our directors and executive officers pursuant to which we are required to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law and our governing documents. We believe that entering into these agreements helps us to attract and retain highly competent and qualified persons to serve the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Nutter, McClennen and Fish, LLP, Boston, Massachusetts, will pass upon the validity of the issuance of the securities to be offered by this prospectus.

EXPERTS

OUM & Co. LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on OUM & Co. LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy these reports, proxy statements and other information at the SEC's public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC's web site at http://www.sec.gov.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above.

The registration statement and the documents referred to below under "Incorporation by Reference" are also available on our Internet website www.eksobionics.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding any portions of any Form 8-K that are not deemed "filed" pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed on March 15, 2017;

•	the portions of our definitive proxy statement on Schedule 14A filed on April 28, 2017 that are deemed "filed" with the SEC under the Exchange Act;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, filed on May 9, 2017;

•	our Current Reports on Form 8-K filed on January 6, 2017, March 23, 2017, April 5, 2017, April 26, 2017, and May 23, 2017; and

•
the description of our common stock contained in our Registration Statement on Form 8-A, filed on May 6, 2015 pursuant to Section 12(b) of the Exchange Act, which incorporates by reference the description of the shares of our common stock contained in our Registration Statement on Form S-1 (File No. 333-195783) filed on May 7, 2014 and declared effective by the SEC on June 20, 2014, and any amendment or report filed with the SEC for purposes of updating such description; and

•
all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of the offering of securities under this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any or all of the information that is incorporated by reference in this prospectus. Requests for such documents should be directed to: Investor Relations, Ekso Bionics Holdings, Inc., 1414 Harbour Way South, Suite 1201, Richmond, California 94804, (510) 984-1761.

You may also access the documents incorporated by reference in this prospectus through our website at www.eksobionics.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

Up to $34,000,000 of Common Shares
Issuable Upon the Exercise of Subscription Rights

PROSPECTUS SUPPLEMENT

 August 14, 2017